CREDIT AGREEMENT

Dated as of FEBRUARY 6, 2004

by and among

PARKWAY PROPERTIES LP

as Borrower

WACHOVIA CAPITAL MARKETS, LLC

as SOLE Lead Arranger AND SOLE BOOK RUNNER,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

PNC BANK, NATIONAL ASSOCIATION,

AS SYNDICATION AGENT,

bank one, na,

AS CO-DOCUMENTATION AGENT,

WELLS FARGO BANK, N.A.,

AS co-DOCUMENTATION AGENT,

and

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.5,

as Lenders

        THIS CREDIT AGREEMENT (this "Agreement") dated as of February 6, 2004 by and among PARKWAY PROPERTIES LP, a Delaware limited partnership ("Borrower"), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5(d) (collectively, the "Lenders" and individually a "Lender"), WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the "Agent"), PNC BANK, NATIONAL ASSOCIATION,  as Syndication Agent, and BANK ONE, NA  and WELLS FARGO BANK, N.A. as Co-Documentation Agents.

        WHEREAS, the Lenders have agreed to make a credit facility available to the Borrower; and

        WHEREAS, the parties desire to enter into this Agreement in order to set forth the terms and provisions applicable to such facility;

        NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I. Definitions

Section 1.1            Definitions.

        In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

        "Additional Costs" has the meaning given that term in Section 4.1.

        "Adjusted Eurodollar Rate" means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America).

        "Affiliate" means as to any Person:  any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

        "Agent" means Wachovia Bank, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

        "Agreement Date" means the date as of which this Agreement is dated.

        "Anti-Terrorism Laws" has the meaning given that term in Section 6.1 (ii).

        "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

        "Applicable Margin" means at any time the percentage rate per annum set forth below in the Base Rate Margin column with respect to Base Rate Loans or the LIBOR Margin column with respect to LIBOR Loans determined based upon the Leverage Ratio or Credit Rating of Parkway Properties:

        Pricing Level                             Base Rate Margin                         LIBOR Margin

        Pricing Level 1                                  0.25%                                      1.325%

        Pricing Level 2                                  [0.00%]                                   1.175%

        Pricing Level 3                                  [0.00%]                                   1.075%

        Pricing Level 4                                  [0.00%]                                   1.00%

        Pricing Level 5                                  0.25%                                      1.35%

        Pricing Level 6                                  [0.00%]                                   0.90%

        Pricing Level 7                                  [0.00%]                                   0.75%

        Pricing Level 8                                  [0.00%]                                   0.75%

        As of the Agreement Date, the Applicable Margin is determined based on Pricing Level 2.  Any issuance, change or withdrawal of a Credit Rating or other circumstance that would result in a change to a different Pricing Level shall effect a change in the Applicable Margin, as applicable, on each Performance Pricing Determination Date (provided that each change in the Applicable Margin as a result of a change in the Credit Rating shall be effective only for Loans (including Conversions or Continuations) which are made on or after the date of the relevant Performance Pricing Determination Date).

        In the event that the Applicable Margin is to be determined based upon the Leverage Ratio, the Applicable Margin shall not be adjusted based upon the Leverage Ratio, if at all, until the Performance Pricing Determination Date (provided that each change in the Applicable Margin as a result of a change in the Leverage Ratio shall be effective only for Loans (including Conversions or Continuations) which are made on or after the date of the relevant Performance Pricing Determination Date).  In the event that Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by Section 8.3 and the Pricing Level is determined by reference to the Leverage Ratio, then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 1 if such failure is not cured within five (5) Business Days.

        "Approved Market" shall mean each of the cities described in Schedule A attached hereto and hereby made a part hereof.

        "Assignee" has the meaning given that term in Section 12.5(d).

        "Assignment and Acceptance Agreement" means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

        "Bankruptcy Code" means Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

        "Base Rate" means the per annum rate of interest equal to the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one‑half of one percent (0.5%).  Any change in the Base Rate resulting from a change in the Prime Rate or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs.  The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.

        "Base Rate Loan" means a Loan bearing interest at a rate based on the Base Rate.

        "Below Grade Rating" has the meaning set forth in the definition of the term "Pricing Level".

        "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

        "Borrower" has the meaning set forth in the introductory paragraph hereof.

        "Business Day" means (a) any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina or New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

        "Calculation Date" shall mean the beginning of the first full calendar quarter after a Property has been acquired by the Borrower.

        "Capitalized Lease Obligation" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

        "Cash Equivalents" means:  (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired which are issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank at the time of the acquisition thereof has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company at the time of the acquisition thereof has a short‑term commercial paper rating of at least A-2 or the equivalent by S&P or at least P‑2 or the equivalent by Moody's; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at the time of the acquisition thereof at least A‑2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have at the time of the acquisition thereof net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

        "Change of Control" means a change resulting when (a) any Person or Persons acting together which would constitute a Group together with any Affiliates thereof shall at any time either (i) Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of Parkway Properties or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of Parkway Properties such that such nominees, when added to any existing directors remaining on the Board of Directors of Parkway Properties after such election who is an Affiliate of such Person or Group, shall constitute a majority of the Board of Directors of Parkway Properties; or (b) Parkway Properties ceases to own, directly, at least fifty-one percent (51%) of the evidence of ownership of the Borrower.  As used herein (1) "Beneficially Own" means "beneficially own" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliate until such tendered securities are accepted for purchase or exchange; (2) "Group" means "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; and (3) "Voting Stock" of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

        "Co-Documentation Agent"  means Bank One, NA and Wells Fargo Bank, N.A.

        "Collateral Account" means a special non‑interest bearing deposit account maintained by the Agent at the Principal Office and under its sole dominion and control.

        "Commitment" means, as to each Lender, such Lender's obligation  to make Revolving Loans pursuant to Section 2.1, to issue (in the case of the Issuing Lender) or participate in (in the case of the other Lenders) Letters of Credit pursuant to Section 2.4 and to participate in Swingline Loans pursuant to Section 2.2, to an amount up to, but not exceeding (but in the case of the Lender acting as the Issuing Lender excluding the aggregate amount of participations in the Letters of Credit held by other Lenders), the amount set forth for such Lender on its signature page hereto as such Lender's "Commitment Amount" or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time pursuant to Section 2.12, increased pursuant to Section 2.15, or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5.

        "Commitment Percentage" means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender's Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the "Commitment Percentage" of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

        "Competitive Advance" means a Loan made to Borrower by any Lender not determined by that Lender's Commitment Percentage pursuant to Section 2.3.

        "Competitive Advance Note" means the promissory note made by Borrower in favor of a Lender to evidence the Competitive Advances made by that Lender, substantially in the form of Exhibit B.

        "Competitive Bid" means a written bid to provide a Competitive Advance substantially in the form of Exhibit C, signed by a Responsible Officer of a Lender and properly completed to provide all information required to be included therein.

        "Competitive Bid Request" means a written request submitted by Borrower to the Agent to provide a Competitive Bid, substantially in the form of Exhibit D signed by a Responsible Officer of Borrower and properly completed to provide all information required to be included therein.

        "Compliance Certificate" has the meaning given that term in Section 8.3.

        "Contingent Liabilities" as to any Person, but without duplication of any amount included or includable in items (1) through (8) of Indebtedness, as applied to any obligation, mean and include liabilities or obligations with respect to:  (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation; (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, whether by:  (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation under a guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation; (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP and (ii) does not (and is not required pursuant to GAAP) to appear as a liability on the balance sheet of such Person; (d) all obligations of such Person with respect to any take-out commitment or forward equity commitment; (e) purchase obligations net of asset value; (f) Derivative Obligations; and (g) all obligations under performance and/or completion guaranties (or other agreements the practical effect of which is to assure performance or completion of such obligations) as and to the extent such obligations are required to be included as liabilities on the balance sheet of such Person in accordance with GAAP.

        "Continue", "Continuation" and "Continued" each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

        "Contribution Agreement" means the Contribution Agreement of even date herewith in substantially the form of Exhibit E to be executed by the Borrower and the Guarantors.

        "Convert", "Conversion" and "Converted" each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

        "Credit Event" means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan and (c) the issuance of a Letter of Credit.

        "Credit Rating" means the lowest rating assigned by the Rating Agencies to each series of rated senior unsecured, non-credit enhanced long term indebtedness of Parkway Properties (or if no such debt exists, its issuer credit rating for debt of such type).  If, at any time after Parkway Properties obtains a Credit Rating, (a) the rating system of any of the Rating Agencies (as opposed to the rating of Parkway Properties) shall change, or (b) any of the Rating Agencies shall no longer perform the functions of a securities rating agency, then the Borrower and the Agent shall promptly negotiate in good faith to amend the reference to the specific ratings in this Agreement for the determination of the Pricing Level, the Facility Fee, and the availability of Competitive Advances and pending such amendment, the applicable rating in effect as of the date the event described in this paragraph occurred shall continue to apply.

        "Debt to Total Asset Value Ratio" shall mean the ratio (expressed as a percentage) of (a) the sum of the Borrower's and the other Obligors' Indebtedness plus the Borrower's accounts payable if, and to the extent, in excess of six percent (6%) of Total Asset Value, to (b) Total Asset Value, with Total Asset Value based on the immediately preceding calendar quarter.

        "Default" means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

        "Defaulting Lender" has the meaning set forth in Section 3.11.

        "Derivative Obligations" means all obligations of any Person under Interest Rate Agreements and all other obligations of such Person in respect of any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, forward equity transaction, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, forward transaction, collar transaction, currency swap, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

        "Dollars" or "$" means the lawful currency of the United States of America.

        "EBITDA" means an amount derived from (a) net earnings, plus (b) depreciation, amortization, interest expense and income taxes, plus or minus (c) any losses or gains resulting from sales, write-downs, write-ups, write-offs or other valuation adjustments of assets or liabilities, in each case, as determined on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of EBITDA for the Borrower's Unconsolidated Affiliates.

        "Effective Date" means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been fulfilled or waived in writing by the Requisite Lenders.

        "Eligible Assignee" means any Person who is: (i) currently a Lender; (ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America.

        "Eligible Ground Lease" shall mean a lease either expressly approved by Agent in writing or a lease meeting at least the following requirements: (a) a remaining term (including renewal options exercisable at lessee's sole option) of at least forty (40) years, (b) the leasehold interest is transferable and assignable without the landlord's prior consent, (c) the ground lease is financeable in that, among other things, it contains, provides or allows for, without further consent from the landlord, (i) the obligation of the lessor to give lessee's lender written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such lender has had a reasonable opportunity to cure or complete foreclosures, and fails to do so, (ii) a pledge and mortgage of the leasehold interest, (iii) recognition of a foreclosure of the leasehold interest, (iv) a requirement that the lessor enter into a new lease with lessor's lender following a termination of the lease (including any rejection of the lease in bankruptcy), and (v) no voluntary termination of the lease by lessee without consent of lessee's lender.

        "Environmental Laws" means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean‑up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

        "Equity Interest" means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security (other than a security constituting Indebtedness) convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

        "Equity Issuance" means any issuance by a Person of any Equity Interest and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

        "Equity Percentage" shall mean the aggregate ownership percentage of Borrower in each Unconsolidated Affiliate.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

        "ERISA Group" means the Borrower, the other Obligors, any Subsidiary of Borrower or any of the other Obligors and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, the other Obligors or any of their respective Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.

        "Event of Default" means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

        "Executive Order"  has the meaning given that term in Section 6.1 (ii).

        "Extension Fee" has the meaning given that term in Section 3.6.

        "Extension Request" has the meaning given that term in Section 2.17.

        "Facility Fee" means the per annum percentage in the table set forth below corresponding to the Pricing Level at which the "Applicable Margin" is determined in accordance with the definition thereof:

        Pricing Level                                         Applicable Facility Fee Percentage

        Pricing Level 5                                                      0.30%

        Pricing Level 6                                                      0.20%

        Pricing Level 7                                                      0.15%

        Pricing Level 8                                                      0.15%

        Changes in the Facility Fee resulting from a change in a Pricing Level shall become effective as of the Performance Pricing Determination Date.

        "Federal Funds Rate" means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

        "Fees" means the fees and commissions provided for or referred to in Section 3.6 and any other fees payable by the Borrower to the Agent or any Lender hereunder or under any other Loan Document.

        "Fixed Charge Coverage Ratio" shall mean the ratio of (a) the Borrower's EBITDA for the immediately preceding two (2) calendar quarters annualized less the Square Footage Unit Capital Expenditures for the immediately preceding four (4) calendar quarters, to (b) all of the principal payable and principal paid on the Borrower's and the other Obligors' Indebtedness plus all of the Borrower's and the other Obligors' Interest Expense plus the aggregate of all dividends payable on Parkway Properties', the Borrower's or any of their respective Subsidiaries' preferred stock, in each case for the period used to calculate EBITDA annualized.

        "Funds From Operations" shall mean net income of the Borrower determined in accordance with GAAP, plus depreciation and amortization; provided, that there shall not be included in such calculation any gain or loss from debt restructuring and sales of Property.  Funds From Operations will be calculated, on an annualized basis, on the four (4) calendar quarters immediately preceding the date of the calculation.  Funds From Operations shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Funds From Operations for the Borrower's Unconsolidated Affiliates.

        "GAAP" means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the Agreement Date.

        "General Partner" means Parkway Properties General Partners, Inc. a Delaware corporation.

        "Governing Documents" of any Person means the declaration of trust, certificate or articles of incorporation, by-laws, partnership agreement or operating or members agreement, as the case may be, and any other organizational or governing documents, of such Person.

        "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

        "Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

        "Guarantors" (whether one or more) means Parkway Properties, General Partner, Parkway Lamar LLC, Parkway Jackson LLC, and 111 Capitol Building Limited Partnership and any other Person that is now or hereafter a party to the Guaranty as a "Guarantor".

        "Guaranties" (whether one or more) means the Guaranty substantially in the form of Exhibit F executed by the Guarantors as of the Agreement Date and delivered to the Agent in accordance with this Agreement.

        "Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "contaminant", "hazardous substances", "hazardous materials", "hazardous wastes", "pollutant", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, "TCLP" toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (f) any other chemicals, materials or substances regulated pursuant to any Environmental Law.

        "Historical Value" shall mean the purchase price of Property (including improvements) and ordinary related purchase transaction costs, plus the cost of subsequent capital improvements made by the owner of such Property, less any provision of losses, all determined in accordance with GAAP.  If the Property is purchased as a part of a group of properties, the Historical Value shall be calculated based upon a reasonable allocation of the aggregate purchase price by the Borrower for all purposes, and consistent with GAAP.

        "Implied Debt Service of Borrower" means an amount equal to the debt service that would be payable on the Unsecured Debt of Borrower and the other Obligors and their respective Subsidiaries for a period of four (4) fiscal quarters calculated based on a 25 year mortgage style amortization schedule using an interest rate equal to the interest rate on ten year obligations issued by the United States Treasury most recently prior to the date of determination (but not less than four percent (4%)) plus one and six tenths percent (1.6%), in each case as determined by Agent.

        "Indebtedness" of any Person means and includes, without duplication (1) all obligations of such Person for borrowed money, letter of credit reimbursement obligations of such Person, or preferred stock of such

 Person redeemable at the option of the stockholder, (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar agreements, (3) all obligations of such Person to pay the deferred purchase price of property or services, except current trade accounts payable arising in the ordinary course of business that are not outstanding more than thirty (30) days past the date of the invoice relating thereto, (d) Capitalized Lease Obligations of such Person, (4) all Contingent Liabilities, (5) all Indebtedness secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed, (6) all obligations, contingent or otherwise, in respect of bankers' acceptances, (7) all Derivative Obligations (calculated on a mark-to-market basis as of the reporting date), however, in the case of more than one Interest Rate Agreement with the same counterparty, the obligation shall be netted, and (8) payments received in consideration for sale of ownership interests in a Person when the amount of ownership interest so sold is determined, and the date of delivery, is more than one (1) month after receipt of such payment.  Indebtedness shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Indebtedness for the Borrower's Unconsolidated Affiliates.

        "Intellectual Property" has the meaning given that term in Section 6.1(t).

        "Interest Coverage Ratio" shall mean the ratio of (a) the Borrower's EBITDA for the immediately preceding two (2) calendar quarters annualized to (b) all of the Borrower's and the other Obligors' Interest Expense for the period used to calculate EBITDA annualized.

        "Interest Expense" shall mean all of a Person's paid, accrued or capitalized interest expense on such Person's Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt), and including (without duplication), with respect to Borrower, the Equity Percentage of Interest Expense for the Borrower's Unconsolidated Affiliates.

        "Interest Period" means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending 7, 30, 60, 90, or 180 days thereafter, as the Borrower may select in a Notice of Borrowing, except that each Interest Period of 30, 60, 90 or 180 day's duration that commences on the last Business Day of a calendar month shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing:  (i) no Interest Period shall end after the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

        "Interest Rate Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

        "Investment Grade Rating" has the meaning set forth in the definition of the term "Pricing Level."

        "Issuing Lender" means Wachovia Bank in its capacity as the Lender issuing the Letters of Credit and its successors and assigns.

        "Joinder Agreement" means the joinder agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to Section 7.12 by any additional Guarantor, substantially in the form of Exhibit G.

        "Lead Arranger" means Wachovia Capital Markets, LLC.

        "L/C Commitment Amount" equals $20,000,000.

        "Lender" means each financial institution from time to time party hereto as a "Lender", together with its respective successors and permitted assigns.  The Issuing Lender shall also be a Lender.

        "Lending Office" means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.

        "Letter of Credit" means an irrevocable standby letter of credit in respect of obligations of the Borrower or a Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken in the ordinary course of such Person's business which is payable upon presentation of a sight draft and other documents described in the Letter of Credit, if any, as originally issued pursuant to this Agreement or as amended, modified, extended, renewed or supplemented.

        "Letter of Credit Documents" means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

        "Letter of Credit Liabilities" means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.  For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.4, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under such section.

        "Leverage Ratio" means as of any date of determination the ratio (expressed as a percentage) of the Indebtedness of the Borrower and the other Obligors to the Total Asset Value.

        "LIBOR" means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

        "LIBOR Loans" means Loans bearing interest at a rate based on LIBOR.

        "Lien" as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title, encumbrance or preferential arrangement which has the same practical effect of constituting a security interest or encumbrance of any kind, whether voluntarily incurred or arising by operation of law, in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than a financing statement filed in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code as in effect in an applicable jurisdiction that is not in the nature of a security interest.

        "Loan" means a Revolving Loan, a Swingline Loan or a Competitive Advance.  Amounts drawn under a Letter of Credit shall also be considered Revolving Loans as provided in Section 2.4.

        "Loan Document" means this Agreement, each Note, each Letter of Credit Document, the Guaranty, the Contribution Agreement, each Joinder Agreement, and each other document or instrument now or hereafter executed and delivered by an Obligor in connection with, pursuant to or relating to this Agreement.

        "Material Adverse Effect" means a material adverse effect on (a) the financial condition, or results of operations of Borrower and its Subsidiaries or any other Obligor and its Subsidiaries each taken as a whole, (b) the ability of an Obligor to perform its material obligations under the Loan Documents to which it is a party taken as a whole, (c) the validity or enforceability of such Loan Documents taken as a whole, or (d) the material rights and remedies of Lenders and Agent under the Loan Documents taken as a whole.

        "Material Contract" means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any other Obligor or any of their respective Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

        "Material Subsidiary" means any Wholly Owned Subsidiary which either (a) has assets which constitute more than five percent (5%) of Total Asset Value at the end of the most recent fiscal quarter of Borrower, or (b) owns (or is the lessee under a Ground Lease of) an Unencumbered Asset included in determining the Value of the Pool.

         "Maximum Competitive Advance" means, with respect to any Competitive Bid made by a Lender, the amount set forth therein as the maximum Competitive Advance which that Lender is willing to make in response to the related Competitive Bid Request.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

        "Negative Pledge" means a provision of any agreement including any Governing Document (other than this Agreement or any other Loan Document) that prohibits, restricts or limits the creation or assumption of any Lien on any assets of a Person or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person.

        "Net Operating Income" shall mean, for any income producing operating Property, the difference between (a) any cash rentals, proceeds and other income received from such Property (but excluding security or other deposits, late fees, early lease termination or other penalties, or other income of a non-recurring nature) during the determination period, less (b) an amount equal to all costs and expenses (excluding Interest Expense and any expenditures that are capitalized in accordance with GAAP) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such Property during the determination period; provided, however, that the amount for the expenses for the management of a Property included in clause (b) above shall be the greater of the management fee, the expenses that would be covered by a management fee, or three percent (3%) of the amount provided in clause (a) above.  Net Operating Income shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Net Operating Income for the Borrower's Unconsolidated Affiliates.

        "Net Worth" shall mean Tangible Net Worth, plus intangibles deducted in determining Tangible Net Worth.  Net Worth shall be calculated on a consolidated basis in accordance with GAAP.

        "Non-Core Property" has the meaning given that term in Section 7.12(b)(iii).

        "Nonrecourse Indebtedness" means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

        "Note" means a Revolving Note, a Swingline Note or a Competitive Advance Note.

        "Notice of Borrowing" means a notice in the form of Exhibit H to be delivered to the Agent pursuant to Section 2.1(b), 2.9, or 2.10  evidencing the Borrower's request for a borrowing of Revolving Loans, the Continuation of a LIBOR Loan, or the Conversion of a Loan from one Type to another Type, as applicable.

        "Notice of Swingline Borrowing" means a notice in the form of Exhibit K to be delivered to the Agent pursuant to Section 2.2 evidencing the Borrower's request for a borrowing of Swingline Loans.

        "Obligations" means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Obligors owing to the Agent, the Swingline Lender, the Issuing Lender or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

        "Obligors" means any Person now or hereafter primarily or secondarily obligated to pay all or any part of the Obligations, including Borrower and Guarantors.

        "Occupancy Level" shall mean the occupancy level of a Property that is leased to bona fide tenants not Affiliates of any Obligor or the subject property manager (or any of their respective Affiliates) paying rent under written leases, based on the occupancy level at the time of determination.

        "Parkway Properties" means Parkway Properties, Inc., a Maryland corporation.

        "Participant" has the meaning given that term in Section 12.5(c).

        "PBGC" means the Pension Benefit Guaranty Corporation and any successor agency.

        "Performance Pricing Determination Date" means each date on which the Credit Rating changes, and if the Applicable Margin is determined by reference to the Leverage Ratio, the first (1st) Business Day following the delivery by Borrower to the Agent of the Compliance Certificate at the end of a fiscal quarter (or the first (1st) Business Day after such delivery was required, as applicable).

        "Permitted Liens" means (a) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use; (b) the following: (i) Liens for taxes not yet due and payable, or being diligently contested in good faith; or (ii) materialmen's, mechanic's, warehousemen's and other like Liens arising in the ordinary course of business, securing payment of Indebtedness whose payment is not yet due, or that are being contested in good faith by appropriate proceedings diligently conducted, and for or against which the Property owner has established adequate reserves in accordance with GAAP; (c) Liens for taxes, assessments and governmental charges or assessments that are being contested in good faith by appropriate proceedings diligently conducted, and for or against which the Property owner has established adequate reserves in accordance with GAAP; (d) Liens on real property which are insured around or against by title insurance; (e) Liens securing assessments or charges payable to a property owner association or similar entity which assessments are not yet due and payable or are being diligently contested in good faith; and (f) Liens securing this Agreement and Indebtedness hereunder, if any.

        "Person" means an individual, corporation, partnership, limited liability company, joint stock company, association, trust or unincorporated organization, joint venture, a government or any agency or political subdivision thereof, or any other entity of whatever nature.

        "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

        "Pool" has the meaning given that term in Section 7.12(b).

        "Post‑Default Rate" means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to four percent (4.0%) plus the Base Rate as in effect from time to time.

        "Pricing Level" means one of the following eight pricing levels, as applicable, based on either the Leverage Ratio or the Credit Ratings by S&P and Moody's as provided herein:

"Pricing Level 1" means the Pricing Level which would be applicable for so long as (a)  Parkway     Properties does not have a Credit Rating from both S&P and Moody's or has a Credit Rating of less than BBB- by S&P or Baa3 by Moody's (a "Below Grade Rating") and did not previously have a Credit Rating of greater than or equal to BBB- by S&P and Baa3 by Moody's (an "Investment Grade Rating") which was subsequently reduced to a Below Grade Rating, and (b) the Leverage Ratio is greater than or equal to 50%.

"Pricing Level 2" means the Pricing Level which would be applicable for so long as (a)  Parkway Properties does not have a Credit Rating from both S&P and Moody's or has a Below Grade Rating and did not previously have an Investment Grade Rating which was subsequently reduced to a Below Grade Rating, (b) the Leverage Ratio is greater than 40% but less than 50%, and (c) Pricing Level 1 is not applicable.

"Pricing Level 3" means the Pricing Level which would be applicable for so long as (a) Parkway Properties does not have a Credit Rating from both S&P and Moody's or has a Below Grade Rating and did not previously have an Investment Grade Rating which was subsequently reduced to a Below Grade Rating, (b) the Leverage Ratio is less than or equal to 40% but greater than or equal to 30% and (c) Pricing Levels 1 and 2 are not applicable.

"Pricing Level 4" means the Pricing Level which would be applicable for so long as (a) Parkway Properties does not have a Credit Rating from both S&P and Moody's or has a Below Grade Rating and did not previously have an Investment Grade Rating which was subsequently reduced to a Below Grade Rating, (b) the Leverage Ratio is less than 30%, and (c)  Pricing Levels 1-3 are not applicable.

"Pricing Level 5" means the Pricing Level which would be applicable for so long as (a) Parkway Properties previously had an Investment Grade Rating from S&P and Moody's, (b) Parkway Properties has a Below Grade Rating, and (c)  Pricing Levels 1-4 are not applicable.

"Pricing Level 6" means the Pricing Level which would be applicable for so long as (a)  Parkway Properties has a Credit Rating which is equal to BBB- by S&P and Baa3 by Moody's, and (b) Pricing Levels 1-5 are not applicable.

"Pricing Level 7" means the Pricing Level which would be applicable for so long as (a) Parkway Properties has a Credit Rating which is equal to BBB by S&P and Baa2 by Moody's, and (b) Pricing Levels 1-6 are not applicable.

"Pricing Level 8" means the Pricing Level which would be applicable for so long as (a) Parkway Properties has a Credit Rating which is greater than or equal to BBB+ by S&P and Baa1 by Moody's, and (b) Pricing Levels 1-7 are not applicable.

        "Prime Rate" means the rate of interest per annum announced publicly by the Lender acting as the Agent as its prime rate from time to time.  The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.

        "Principal Office" means the office of the Agent located at One Wachovia Center, Charlotte, North Carolina, or such other office of the Agent as the Agent may designate from time to time.

        "Prohibited Person"  has the meaning given that term in Section 6.1 (ii).

        "Property" means any parcel of real property, together with all improvements thereon, owned or leased pursuant to a ground lease by Borrower, any other Obligor or any of their respective Subsidiaries.

        "Rating Agencies" means S&P and Moody's.

        "Register" has the meaning given that term in Section 12.5(e).

        "Regulatory Change" means, with respect to any Lender, any change in Applicable Law effective after the Agreement Date (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

        "Reimbursement Obligation" means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Issuing Lender for any drawing honored by the Issuing Lender under a Letter of Credit.

        "REIT" means a Person qualifying for treatment as a "real estate investment trust" under the Internal Revenue Code.

        "Removal Certificate" has the meaning given that term in Section 7.12(b)(vi).

        "Requisite Lenders" means, as of any date, Lenders whose aggregate Commitment Percentage equals or exceeds 66-2/3% (excluding Defaulting Lenders who, accordingly, are not entitled to vote), or if the Commitments are no longer in effect, Lenders holding at least 66-2/3% of the aggregate outstanding principal amount of the Loans and participations in Letters of Credit (excluding Defaulting Lenders who, accordingly, are not entitled to vote).

        "Responsible Officer" means (a) with respect to the General Partner (acting as a signatory for Borrower), the General Partner's President, chief financial officer, chief accounting officer or any other senior officer, (b) with respect to any other Obligor, such Obligor's chief executive officer, chief financial officer, or any other senior officer, and (c) with respect to any Lender, any officer, partner, managing member or similar person apparently authorized to execute documents on behalf of such Lender.  A Responsible Officer shall also include any other person or officer specifically authorized and designated as such by the applicable Person.

        "Restricted Payment" means (i) any dividend or other distribution on any shares of a Person's capital stock (except dividends payable solely in shares of its capital stock or in rights to subscribe for or purchase shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (x) any shares of a Person's capital stock or (y) any option, warrant or other right to acquire shares of a Person's capital stock.

        "Revolving Loan" means a loan made by a Lender to the Borrower pursuant to Section 2.1(a).

        "Revolving Note" has the meaning given that term in Section 2.11(a).

        "Secured Debt" means the Indebtedness of the Borrower or any other Obligor secured by a Lien, and any Indebtedness of any of the Borrower's Subsidiaries owed to a Person not an Affiliate of the Borrower or such Subsidiary.  Secured Debt includes Secured Recourse Debt.

        "Secured Debt to Total Asset Value Ratio" shall mean the ratio (expressed as a percentage) of Secured Debt to Total Asset Value.

        "Secured Recourse Debt" means as of any date any Secured Debt that is recourse to Borrower or any other Obligor or their respective Subsidiaries.

        "Secured Recourse Debt to Total Asset Value Ratio" means the ratio (expressed as a percentage) of (a) Secured Recourse Debt to (b) Total Asset Value.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

        "Solvent" means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

        "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

        "Square Footage Capital Expenditure" shall mean, on an annual basis, an amount equal to (a) for use in the Fixed Charge Coverage Ratio, the product of (i) the daily average aggregate number of gross square feet contained in each completed, operating Property owned by Borrower or any Subsidiary of Borrower during the immediately preceding four (4) calendar quarters, multiplied by (ii) $1.00; and (b) for use in defining Value, the product of (i) the aggregate number of gross square feet contained in each completed, operating Property owned by Borrower or any Subsidiary of Borrower as of the last day of the immediately preceding calendar quarter, multiplied by (ii) $1.00.

        "Stated Amount" means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased, reinstated or reduced from time to time in accordance with the terms of such Letter of Credit.

        "Subsidiary" means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

        "Swingline Commitment" means the Swingline Lender's obligation to make Swingline Loans pursuant to Section 2.2 in an amount up to, but not exceeding, $25,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

        "Swingline Lender" means Wachovia Bank, together with its successors and assigns.

        "Swingline Loan" means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.2(a).

        "Swingline Note" means the promissory note of the Borrower payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed, substantially in the form of Exhibit L.

        "Syndication Agent" means PNC Bank, National Association.

        "Tangible Net Worth" means total assets based on book value, and including the book value of equity investments in each Unconsolidated Affiliate multiplied by the Equity Percentage for that Unconsolidated Affiliate, less (1) all intangibles and (2) all liabilities (including contingent and indirect liabilities), all determined in accordance with GAAP.  The term "intangibles" shall include, without limitation, (i) deferred charges, (ii) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (iii) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like intangibles.  The term "liabilities" shall include, without limitation, (i) Indebtedness secured by Liens on Property of the Person with respect to which Tangible Net Worth is being computed whether or not such Person is liable for the payment thereof, (ii) deferred liabilities, and (iii) obligations under leases which have been capitalized.  Tangible Net Worth shall be calculated on a consolidated basis in accordance with GAAP.

        "Taxes" has the meaning given that term in Section 3.12.

        "Termination Date" means February 6, 2007, or if the Termination Date has then been extended pursuant to Section 2.17, such extended Termination Date.

        "Titled Agent" means any of the Lead Arranger, the Syndication Agent, the Co-Documentation Agent and their respective successors and permitted assigns.

        "Total Asset Value" shall mean the sum of (without duplication) (a) the aggregate Value of all of Borrower's operating real estate assets, plus (b) the amount of any cash and cash equivalents, excluding tenant security and other restricted deposits of the Borrower, plus (c) investments in Unconsolidated Affiliates that are engaged primarily in the business of investment in and operation of office and industrial office buildings, valued at an amount equal to the Value of each Unconsolidated Affiliate's operating real estate assets multiplied by the Equity Percentage for that Unconsolidated Affiliate (subject to the maximum investment limitation contained in Section 9.3), plus (d) investments in readily marketable securities of another Person, not an Affiliate of any

 Obligor, traded on a national trading exchange, that is a real estate investment trust under Section 856(c)(1) of the Code, or that is a real estate operating company (subject to the maximum investment limitation contained in Section 9.3), plus (e) investments in real estate assets that are being constructed or developed to be office or industrial buildings, but are not yet in operation (subject to the maximum investment and cost limitation contained in Section 9.3), plus (f) loans, advances, extensions of credit to, and accounts receivable evidencing borrowed money indebtedness from, Persons who are not Affiliates of any Obligor.  Total Asset Value shall be calculated on a consolidated basis in accordance with GAAP.

        "Total Commitment" means, as of any date, the sum of the then current Commitments of the Lenders.  As of the Effective Date, the Total Commitment (including the Swingline Commitment) is $170,000,000.  After the Effective Date, the aggregate amount of the Total Commitment may be increased to an amount not exceeding $225,000,000, provided that such increase is in accordance with the provisions of Section 2.15.

        "Type" with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

        "Unconsolidated Affiliate" means, in respect of any Person, any other Person (other than a Person whose stock is traded on a national trading exchange) in whom such Person holds a voting equity or ownership interest and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

        "Unencumbered Asset Certificate" has the meaning given that term in Section 8.3.

        "Unencumbered Assets" means, collectively, each asset which is included in the Pool; each such asset is referred to individually as an Unencumbered Asset.

        "Unencumbered Implied Debt Service Coverage Ratio" means the ratio of (a) the aggregate Net Operating Income for all Unencumbered Assets for immediately preceding two (2) calendar quarters multiplied by (2) to (b) the Implied Debt Service of Borrower.

        "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

        "Unsecured Debt" means Indebtedness outstanding at any time which is not secured by a Lien.

        "Value" shall mean the sum of (a) for Property that has reached the Calculation Date and that Borrower has owned for the full determination period, the result of dividing (i) the aggregate Net Operating Income of the subject Property based on the immediately preceding six (6) month period and multiplied by two (2), less the aggregate Square Footage Capital Expenditure for such Property, by (ii) nine percent (9%); plus (b) for Property that has not reached the Calculation Date or that has not been owned by Borrower for the full determination period, the aggregate Historical Value of the subject Property.

        "Wachovia Bank" means Wachovia Bank, National Association and its successors.

        "Wholly Owned Subsidiary" means any Subsidiary of Borrower in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are at the time directly or indirectly owned by Borrower.

Section 1.2            General; References to Times.

        Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date.  References in this Agreement to "Sections", "Articles", "Exhibits" and "Schedules" are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  references in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Charlotte, North Carolina time.

ARTICLE II. Credit Facility

Section 2.1            Revolving Loans.

        (a)      Generally.  Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender's Commitment.  Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date, the Borrower may borrow, repay and reborrow Revolving Loans hereunder.

        (b)     Requesting Revolving Loans.  The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans.  Each Notice of Borrowing shall be delivered to the Agent (i) before 11:00 a.m. in the case of LIBOR Loans, on the date three (3) Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one (1) Business Day prior to the proposed date of such borrowing.  Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the

 Borrower pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice.  The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) or the information contained in a telephonic notice of borrowing (if such telephonic notice is received prior to a Notice of Borrowing) to each Lender promptly upon receipt by the Agent.  Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.

        (c)      Disbursements of Revolving Loan Proceeds.  No later than 1:00 p.m. on the date specified in the Notice of Borrowing, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender.  Subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower in Dollars, in immediately available funds, no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Borrowing.

Section 2.2            Swingline Loans.

        (a)      Swingline Loans.  Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, the Swingline Lender agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment.  If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Agent for the account of the Swingline Lender the amount of such excess.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

        (b)     Procedure for Borrowing Swingline Loans.  The Borrower shall give the Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan.  Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 4:00 p.m. on the proposed date of such borrowing.  Any such telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice.  On the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing not later than 5:00 p.m. on such date.

        (c)      Interest.  Swingline Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate for an Interest Period of 7 days plus the Applicable Margin for LIBOR Loans.  Interest payable on Swingline Loans is solely for the account of the Swingline Lender.  All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5 with respect to interest on LIBOR Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

        (d)     Swingline Loan Amounts, Etc.  Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $500,000 or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof no later than 10:00 a.m. on the date of such prepayment.  The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

        (e)      Repayment and Participations of Swingline Loans.  The Borrower agrees to repay each Swingline Loan within one (1) Business Day of demand therefor by the Swingline Lender and in any event, within five (5) Business Days after the date such Swingline Loan was made.  Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Termination Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing).  In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower in respect of which the Agent has not either (x) received a Notice of Borrowing or a Competitive Bid Request indicating that such Swingline Loan is to be repaid with the proceeds thereof within five (5) Business Days of the date such Swingline Loan was made or (y) received notice from the Borrower that it intends to repay such Swingline Loan within five (5) Business Days of the date such Swingline Loan was made and, in the case of this clause (y) only, such Swingline Loan is not repaid by 11:30 a.m. on such date, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably direct the Swingline Lender to act on their behalf), request a borrowing of Revolving Loans (which shall be Base Rate Loans) from the Lenders in an amount equal to the principal balance of such Swingline Loan.  The limitations of Section 3.5(a) shall not apply to any borrowing of Base Rate Loans made pursuant to this subsection.  The Swingline Lender shall give notice to the Agent of any such borrowing of Base Rate Loans not later than 12:00 noon on the proposed date of such borrowing, and the Agent shall promptly give notice to the Lenders of any such borrowing of Base Rate Loans.  No later than 2:00 p.m. on such date, each Lender will make available to the Agent at the Principal Office for the account of Swingline Lender, in immediately available funds, the proceeds of the Base Rate Loan to be made by such Lender.  The Agent shall pay the proceeds of such Base Rate Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.  If the Lenders are prohibited from making Loans required to be made under this subsection for any reason, including without limitation, the occurrence of any of the Events of Default described in Sections 10.1(f) or 10.1(g), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount (regardless of whether the conditions precedent thereto set forth in Section 5.2 are then satisfied, whether or not the Borrower has submitted a Notice of Borrowing and whether or not the Commitments are then in effect, any Event of Default exists or all the Loans have been accelerated) and paying the proceeds thereof to the Agent for the account of the Swingline Lender in Dollars and in immediately available funds.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate.  If such Lender does not pay such amount forthwith upon the Swingline Lender's demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein).  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).  A Lender's obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1(f) or 10.1(g)) or the termination of any Lender's Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Agent, any Lender or the Borrower or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Upon the receipt by Swingline Lender of any payment in respect of any Swingline Loan, Swingline Lender shall promptly pay to each Lender that has acquired and funded a participation therein under this Section 2.2(e) such Lender's Commitment Percentage of such payment; provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it.

Section 2.3            Competitive Advances.

        (a)      For so long as Parkway Properties maintains a Credit Rating of BBB- or better from S&P and Baa3 or better from Moody's, subject to the terms and conditions hereof, at any time and from time to time from the Effective Date to but excluding the Termination Date, and provided that no Default or Event of Default shall have occurred and be continuing, Borrower may request and each Lender may in its sole and absolute discretion make Competitive Advances to Borrower in such principal amounts as Borrower may request pursuant to a Competitive Bid Request that do not result in (i) the aggregate principal amount outstanding under the Competitive Advance Notes (after giving effect to all amounts requested thereunder) being in excess of an amount equal to 30% of the aggregate amount of the Commitments, and (ii) the aggregate principal amount outstanding under the Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Liabilities being in excess of the aggregate amount of the Commitments.

        (b)     Borrower shall request Competitive Advances by submitting a duly completed Competitive Bid Request to the Agent, which Competitive Bid Request shall specify the relevant date, amount and maturity for the proposed Competitive Advance.  Each request shall be for an advance on the basis of a margin over the Adjusted Eurodollar Rate and shall have a maturity date equal to one of the Interest Periods (subject to the limitations therein.)  Any Competitive Bid Requests shall be accompanied by payment of a nonrefundable

 $1,000 competitive bid request fee for the account of the Agent.  Any Competitive Advance shall be a LIBOR Loan.  The proposed funding date shall be a Business Day.  The Agent shall incur no liability whatsoever hereunder in acting upon any Competitive Bid Request purportedly made by a Responsible Officer of Borrower, which hereby agrees to indemnify the Agent from any loss, cost, expense or liability as a result of so acting.  The Competitive Bid Request must be received by the Agent not later than 10:00 a.m. on a Business Day that is at least four (4) Business Days prior to the date of the proposed Competitive Advance.

        (c)      Each Competitive Bid Request must be made for a Competitive Advance of at least $3,000,000 and shall be in an integral multiple of $1,000,000.

        (d)     No Competitive Bid Request shall be made for a Competitive Advance with a maturity of less than 7 days or more than 90 days, or with a maturity date subsequent to the Termination Date.  The Borrower may request offers to make Competitive Advances for up to four (4) Interest Periods in a single Competitive Bid Request, provided that in no event shall Borrower be permitted to have more than eight (8) different Interest Periods outstanding at any one time with respect to all LIBOR Loans (including Competitive Advances).

        (e)      The Agent shall, promptly after receipt of a Competitive Bid Request, provide the Lenders a copy thereof by telecopier.  Any Lender may, by written notice to the Agent, advise the Agent that it elects not to be so notified of Competitive Bid Requests, in which case the Agent shall not notify such Lender of the Competitive Bid Request.

        (f)       Each Lender receiving a Competitive Bid Request may, in its sole and absolute discretion, make or not make a Competitive Bid responsive to the Competitive Bid Request.  A Lender shall have no obligation to make a Competitive Bid.  Each Competitive Bid shall be submitted so as to be received by the Agent not later than 10:00 a.m. (or, in the case of the Lender acting as Agent, not later than 9:00 a.m.) on the date which is three (3) Business Days prior to the requested Competitive Advance.  Any Competitive Bid received by the Agent after 10:00 a.m. (or 9:00 a.m. in the case of the Lender acting as Agent) on such date shall be disregarded for purposes of this Agreement.  The Agent shall incur no liability whatsoever hereunder in acting upon any Competitive Bid purportedly made by a Responsible Officer of a Lender, each of which hereby agrees to indemnify the Agent from any loss, cost, expense or liability as a result of so acting with respect to that Lender.

        (g)      Each Competitive Bid shall specify the margin over the Adjusted Eurodollar Rate for the offered Maximum Competitive Advance set forth in the Competitive Bid.  The Maximum Competitive Advance offered by a Lender in a Competitive Bid shall not exceed the Competitive Advance requested and may be less than the Competitive Advance requested by Borrower in the Competitive Bid Request, but shall be an integral multiple of $1,000,000.  Any Competitive Bid which offers an interest rate other than a margin over the Adjusted Eurodollar Rate, is in a form other than as set forth in Exhibit C or which otherwise contains any term, condition, qualification or provision not contained in the Competitive Bid Request (including without limitation a requirement of a minimum advance) or is received after the time set forth in this Section 2.3(g) shall be disregarded for purposes of this Agreement.  A Competitive Bid once submitted to the Agent shall, subject to the terms of Section 4.3 and Article V, be irrevocable until 12:00 noon on the date which is two (2) Business Days prior to the requested Competitive Advance set forth in the related Competitive Bid Request, and shall expire by its terms at such time unless accepted by Borrower on or prior thereto.

        (h)       Promptly after 10:00 a.m. on the date which is three (3) Business Days prior to the date of the proposed Competitive Advance, the Agent shall notify Borrower of the names of the Lenders providing Competitive Bids to the Agent at or before 10:00 a.m. on that date (or 9:00 a.m. in the case of the Lender acting as Agent) and satisfying the conditions of this Section 2.3 and the Maximum Competitive Advance and margin over the Adjusted Eurodollar Rate set forth by each such Lender in its Competitive Bid.

        (i)        Borrower may, in its sole and absolute discretion, reject any or all of the Competitive Bids.  If Borrower accepts any Competitive Bid, by telephone or in writing (provided that any acceptance by telephone shall be confirmed promptly by hand delivery or telecopy of such acceptance signed by Borrower), the following shall apply:  (i)  Borrower must accept all Competitive Bids at all lower margins over the Adjusted Eurodollar Rate before accepting any portion of a Competitive Bid at a higher margin over the Adjusted Eurodollar Rate, (ii) if two or more Lenders have submitted a Competitive Bid at the same margin, then Borrower must accept either all of such Competitive Bids or accept such Competitive Bids in the same proportion as the Maximum Competitive Advance of each Lender bears to the aggregate Maximum Competitive Advances of all such Lenders, (iii) Borrower may not accept Competitive Bids for an aggregate amount in excess of the requested Competitive Advance set forth in the Competitive Bid Request, and (iv) the aggregate principal amount of the Competitive Bids accepted must be at least $3,000,000 and shall be in an integral multiple of $1,000,000.  Acceptance by Borrower of a Competitive Bid must be made prior to 12:00 noon on the date which is two (2) Business Days prior to the requested Competitive Advance.  Acceptance of a Competitive Bid by Borrower shall be accomplished by telephonic or written notification thereof to the Agent (provided that any acceptance by telephone shall be confirmed promptly by hand delivery or telecopy of such acceptance signed by Borrower) and shall be irrevocable upon such notification.  The Agent shall promptly notify each of the Lenders whose Competitive Bid has been accepted by Borrower by telephone, which notification shall promptly be confirmed in writing delivered in person or by telecopier to such Lenders.  Any Competitive Bid not accepted or rejected by Borrower by 12:00 noon, on the date which is two (2) Business Days prior to the proposed Competitive Advance, shall be deemed rejected.

        (j)       In the case of a Competitive Bid, the Agent shall determine the Adjusted Eurodollar Rate on the date which is two (2) Business Days prior to the date of the proposed Competitive Advance, and shall promptly thereafter notify Borrower and the Lenders whose Competitive Bids were accepted by Borrower of such Adjusted Eurodollar Rate.

        (k)     A Lender whose Competitive Bid has been accepted by Borrower shall make the Competitive Advance in accordance with the Competitive Bid Request and with its Competitive Bid, subject to the applicable conditions set forth in this Agreement, by making funds immediately available to the Agent at the Principal Office in the amount of such Competitive Advance not later than 1:00 p.m. on the date set forth in the Competitive Bid Request.  The Agent shall then promptly make available to the Borrower the aggregate amount of the Competitive Advances made available to the Agent by crediting such amount in immediately available funds to the account of the Borrower on the books of such office of Agent.

        (l)      The Agent shall notify Borrower and the Lenders promptly after any Competitive Advance is made of the amounts and maturity of such Competitive Advances, the identity of the Lenders making such Competitive Advances, and the margin over the Adjusted Eurodollar Rate for such Competitive Advances.

        (m)    The Competitive Advances made by a Lender shall be evidenced by that Lender's Competitive Advance Note.

        (n)     Each Competitive Advance shall be subject to all of the provisions of this Agreement generally, provided, however, that a Competitive Advance shall not reduce a Lender's Commitment or a Lender's obligation to fund its Commitment Percentage of any Revolving Loan or to participate in Swingline Loans or Letters of Credit.  No Competitive Advance may be prepaid prior to the end of the applicable Interest Period without the prior written consent of the affected Lender.

Section 2.4            Letters of Credit.

        (a)      Letters of Credit.  Subject to the terms and conditions of this Agreement, the Issuing Lender, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date one or more Standby Letters of Credit up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount with respect thereto.

        (b)     Terms of Letters of Credit.  At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Lender and the Borrower.  Notwithstanding the foregoing, in no event may (i) the amount of any Standby Letter of Credit be less than $300,000, or (ii) the expiration date of any Standby Letter of Credit extend beyond the date that is thirty (30) days prior to the Termination Date.

        (c)      Requests for Issuance of Standby Letters of Credit.  The Borrower shall give the Issuing Lender written notice (or telephonic notice promptly confirmed in writing) at least five (5) Business Days prior to the requested date of issuance of a Standby Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Standby Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Standby Letter of Credit, and in any event shall set forth with respect to such Standby Letter of Credit (i) the proposed initial Stated Amount, (ii) the beneficiary or beneficiaries, and (iii) the proposed expiration date.  The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Issuing Lender.  Provided the Borrower has given the notice prescribed by the first sentence of this subsection and subject to Section 2.14 and the other terms and conditions of this Agreement, including, without limitation, the satisfaction of any applicable conditions precedent set forth in Article V, the Issuing Lender shall issue the requested Standby Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary and will notify each Lender of the issuance of such Standby Letter of Credit within a reasonable time after the issuance thereof.  The Issuing Lender shall deliver to the Borrower a copy of each issued Standby Letter of Credit within a reasonable time after the date of issuance thereof.  To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

        (d)     Reimbursement Obligations.  Upon receipt by the Issuing Lender from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Agent of the amount to be paid by the Issuing Lender as a result of such demand and the date on which payment is to be made by the Issuing Lender to such beneficiary in respect of such demand; provided, however, the Issuing Lender's failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation.  The Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Agent for the account of the Issuing Lender for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Issuing Lender to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.  Upon receipt by the Issuing Lender of any payment in respect of any Reimbursement Obligation, the Issuing Lender shall promptly pay to each Lender that has acquired and funded a participation therein under the second sentence of Section 2.4(i) such Lender's Commitment Percentage of such payment; provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

        (e)      Manner of Reimbursement.  Upon its receipt of a notice referred to in Section 2.4(d), the Borrower shall advise the Agent and the Issuing Lender whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Lender for the amount of the related demand for payment.  If the Borrower fails to so advise the Agent and the Issuing Lender, or if the Borrower fails to reimburse the Issuing Lender for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article V would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Lender prompt notice (which shall be no later than 12:00 p.m.) of the amount of the Revolving Loan to be made available to the Agent for the account of the Issuing Lender not later than 1:00 p.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of Section 2.4(j) shall apply.  The limitations of Section 3.5(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

        (f)       Effect of Letters of Credit on Commitments.  Upon the issuance by the Issuing Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender's Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

        (g)      Issuing Lender's Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligation.  In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Lender shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit.  The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, neither the Agent, the Issuing Lender nor any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent, the Issuing Lender or the Lenders.  None of the above shall affect, impair or prevent the vesting of any of the Agent's, the Issuing Lender's or any Lender's rights or powers hereunder.  Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Agent, the Issuing Lender or any Lender any liability to the Borrower or any Lender.  In this connection, the obligation of the Borrower to reimburse the Issuing Lender for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent, any Lender, the Issuing Lender, any beneficiary or transferee of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, any beneficiary or transferee of a Letter of Credit, the Agent, the Issuing Lender, any Lender or any other Person; (E) any draft, certificate, demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non‑application or misapplication by the beneficiary or transferee of a Letter of Credit or any other Person of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Lender under any Letter of Credit against presentation of a draft, certificate, demand, statement or other document which does not comply with the terms of such Letter of Credit; (H) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (I) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (J) the legality, validity, form, regularity or enforceability of the Letter of Credit; (K) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in

 Issuing Lender's good faith judgment, such payment is determined to be appropriate); (L) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (M) the occurrence of any Default or Event of Default; and (N) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower's Reimbursement Obligations.  Notwithstanding anything to the contrary contained in this Section or Section 12.9, but not in limitation of the Borrower's unconditional obligation to reimburse the Issuing Lender for any drawing made under a Letter of Credit as provided in this Section, the Borrower shall have no obligation to indemnify the Agent, the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender arising solely out of the gross negligence or willful misconduct of the Issuing Lender in respect of a Letter of Credit as actually and finally determined by a court of competent jurisdiction.  Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the Issuing Lender's gross negligence or willful misconduct with respect to any Letter of Credit.

        (h)      Amendments, Etc.  The issuance by the Issuing Lender of any extension, amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Lender), and no such extension, amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such extended, amended, supplemented or modified form or (ii) the Requisite Lenders shall have consented thereto.  In connection with any such extension, amendment, supplement or other modification, the Borrower shall pay the Fees, if any, payable under Section 3.6(c).

        (i)        Lenders' Participation in Letters of Credit.  Immediately upon the issuance by the Issuing Lender of any Letter of Credit each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Commitment Percentage of the liability of the Issuing Lender with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Lender to pay and discharge when due, such Lender's Commitment Percentage of the Issuing Lender's liability under such Letter of Credit.  In addition, upon the making of each payment by a Lender to the Agent for the account of the Issuing Lender in respect of any Letter of Credit pursuant to Section 2.4(j), such Lender shall, automatically and without any further action on the part of the Agent, the Issuing Lender or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Lender by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Lender pursuant to Section 3.6(c)(ii)).

        (j)       Payment Obligation of Lenders.  Each Lender severally agrees to pay to the Agent for the account of the Issuing Lender on demand in immediately available funds in Dollars the amount of such Lender's Commitment Percentage of each drawing paid by the Issuing Lender under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.4(d).  Each such Lender's obligation to make such payments to the Agent for the account of the Issuing Lender under this subsection, and the Issuing

 Lender's right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Obligor, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1(f) or 10.1(g), or (iv) the termination of the Commitments.  Each such payment to the Agent for the account of the Issuing Lender shall be made without any offset, abatement, withholding or deduction whatsoever.

        (k)     Information to Lenders.  Upon the request of any Lender from time to time, the Issuing Lender shall deliver to such Lender information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.  Other than as set forth in this subsection and in Section 2.4(c), the Issuing Lender shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of the Issuing Lender to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.4(j).

Section 2.5            Rates and Payment of Interest on Loans.

        (a)      Rates.  The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

                   (i)       during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin (utilizing the applicable "Base Rate Margin" as identified in the definition of Applicable Margin, it being acknowledged that the Applicable Margin may be a negative number, the addition of which will result in an interest rate applicable to Base Rate Loans which is lower than the corresponding Base Rate);

                    (ii)    during such periods as such Loan (other than a Competitive Advance) is a LIBOR Loan, at the Adjusted Eurodollar Rate for such Loan for the Interest Period therefor plus the Applicable Margin (utilizing the applicable "LIBOR Margin" as identified in the definition of Applicable Margin); and

                    (iii)     with respect to each Competitive Advance, at the margin over the Adjusted Eurodollar Rate determined pursuant to Section 2.3.

        Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

        (b)     Payment of Interest.  Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan on the first day of each calendar month, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor (provided, however, if any Interest Period for a LIBOR Loan exceeds ninety (90) days, interest shall also be payable with respect to such Loans on the last Business Day of each March, June, September and

 December, as applicable), and (iii) in the case of any Loan, upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower.  All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.6            Number of Interest Periods.

        There may be no more than eight (8) different Interest Periods for LIBOR Loans (including Competitive Advances) outstanding at the same time.

Section 2.7            Repayment of Loans.

        The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans, together with all other amounts then outstanding under this Agreement, on the Termination Date.

Section 2.8            Prepayments.

        (a)      Optional.  Subject to Section 3.5 and Section 4.4, the Borrower may prepay any Loan at any time without premium or penalty.  The Borrower shall give the Agent at least one (1) Business Day's prior written notice of the prepayment of any Revolving Loan.

        (b)      Mandatory.  If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans and Competitive Advances, exceeds the amount of the Total Commitment in effect at such time, the Borrower shall immediately pay to the Agent for the accounts of the Lenders the amount of such excess.  Such payment shall be applied by the Agent to pay all amounts of principal outstanding on the Revolving Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2 and if any Letters of Credit are outstanding at such time the remainder, if any, shall be deposited by the Agent into the Collateral Account for application to any Reimbursement Obligations.  If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

Section 2.9            Continuation.

        So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, with respect to any Revolving Loan that is a LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower's giving to the Agent a Notice of Borrowing not later than 11:00 a.m. on the third (3rd) Business Day prior to the date of any such Continuation.  Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Borrowing, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Borrowing shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Borrowing, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any such LIBOR Loan in accordance with this Section, or shall fail to give a timely Notice of Borrowing with respect to a Base Rate Loan, or if a Default or Event of Default shall have occurred and be continuing, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into (or, with respect to a Base Rate Loan, continue as) a Base Rate Loan notwithstanding the first sentence of Section 2.10 or the Borrower's failure to comply with any of the terms of such Section.

Section 2.10        Conversion.

        So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, upon the Borrower's giving of a Notice of Borrowing to the Agent, Convert all or a portion of a Revolving Loan of one Type into a Revolving Loan of another Type.  Any Conversion of a Revolving Loan that is a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted.  Each such Notice of Borrowing shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third (3rd) Business Day prior to the date of any proposed Conversion into LIBOR Loans.  Promptly after receipt of a Notice of Borrowing, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Borrowing shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Borrowing specifying (a) the requested date of such Conversion, (b) the Type of Revolving Loan to be Converted, (c) the portion of such Type of Revolving Loan to be Converted, (d) the Type of Revolving Loan such Revolving Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Borrowing shall be irrevocable by and binding on the Borrower once given.

Section 2.11        Notes.

        (a)      Revolving Note.  The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit M (each a "Revolving Note"), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

        (b)     Records.  The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error.

        (c)      Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12        Voluntary Reductions of the Commitment.

        The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans and Competitive Advances) at any time and from time to time without penalty or premium upon not less than fifteen (15) Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent.  The Agent will promptly transmit such notice to each Lender.  The Commitments may not be reduced below $100,000,000 in the aggregate unless the Borrower terminates the Commitments in their entirety, and, once terminated or reduced, the Commitments may not be increased or reinstated.  Any reduction in the aggregate amount of the Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of multiple of $100,000) in the maximum amount of Competitive Advances.

Section 2.13        Expiration or Maturity Date of Letters of Credit Past Termination Date.

        If on the date (the "Facility Termination Date") the Commitments are terminated (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on the Facility Termination Date, pay to the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Collateral Account.  If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower authorizes the Issuing Lender to notify the Agent, and authorize the Agent to pay to the Issuing Lender monies deposited in the Collateral Account for Issuing Lender to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.  If no drawing occurs on or prior to the expiration date of such Letter of Credit, the Agent shall withdraw the monies deposited in the Collateral Account with respect to such outstanding Letter of Credit on or before the date fifteen (15) Business Days after the expiration date of such Letter of Credit and apply such funds to the Obligations, if any, then due and payable in the order prescribed by Section 10.3.

Section 2.14        Amount Limitations.

        Notwithstanding any other term of this Agreement or any other Loan Document, at no time may the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate principal amount of all outstanding Swingline Loans and Competitive Advances  and the aggregate amount of all Letter of Credit Liabilities, exceed the Total Commitments at such time.

Section 2.15        Increase of Commitments.

        Subject to the approval of the Agent (which shall not be unreasonably withheld or delayed), the Borrower shall have the right to request an increase in the aggregate amount of the Commitments (provided that the aggregate amount of such increases in the Commitments pursuant to this Section shall not exceed $55,000,000) by providing written notice to the Agent, which notice shall be irrevocable once given.  Each such increase in the Commitments must be an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof.  The Agent shall promptly notify each Lender of such request.  Each existing Lender shall have the right to increase its Commitment by an amount so that such Lender's Commitment Percentage shall not be decreased as a result of such requested increase in the Commitments.  All other allocations of such requested increase shall be subject to the approval of the Agent.  Each Lender shall notify the Agent within ten (10) Business Days after receipt of the Agent's notice whether such Lender wishes to increase the amount of its Commitment.  If a Lender fails to deliver any such notice to the Agent within such time period, then such Lender shall be deemed to have declined to increase its Commitment.  No Lender shall be required to increase its Commitment and any new Lender(s) becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee.  In the event a new Lender or Lenders become a party to this Agreement, or if any existing Lender agrees to increase its Commitment, such Lender shall on the date it becomes a Lender hereunder (or increases its Commitment, in the case of an existing Lender) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (as determined after giving effect to the increase of Commitments) of any outstanding Revolving Loans, by making available to the Agent for the account of such other Lenders at the Principal Office, in same day funds, an amount equal to the sum of (a) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender plus (b) the aggregate amount of payments previously made by the other Lenders under Sections 2.2(e) or 2.4(j) which have not been repaid, and the Borrower shall pay to such other Lenders interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans.  The Borrower shall also pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4 as a result of the prepayment of any such Revolving Loans.  No increase of the Commitments may be effected under this Section if either (x) a Default or Event of Default shall be in existence on the effective date of such increase or (y) any representation or warranty made or deemed made by the Borrower or any other Obligor in any Loan Document to which any such Obligor is a party is not (or would not be) true or correct in all material respects on the effective date of such increase (except for representations or warranties which expressly relate solely to an earlier date).  In connection with any increase in the aggregate amount of the Commitments pursuant to this subsection, (A) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request and (B) the Borrower shall make appropriate arrangements so that each new Lender, and any existing Lender increasing its Commitment, receives a new or replacement Note, as appropriate, in the amount of such Lender's Commitment and a Competitive Advance Note within two (2) Business Days of the effectiveness of the applicable increase in the aggregate amount of Commitments.  The Borrower shall also execute and deliver to the other Lenders replacement Competitive Advance Notes increasing the principal face amount thereof to 30% of the new Total Commitment.

Section 2.16        Advances by Agent.

        Unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Loan available to the Agent on the date of the requested borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender and such Lender shall be liable to Agent for the amount of such advance.  If such Lender does not pay such corresponding amount upon the Agent's demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Rate.

Section 2.17        Extension of Termination Date.

        Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the one-time right to extend the Termination Date to February 6, 2008 upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of such extension of the Termination Date:

        (a)      Extension Request.  The Borrower shall deliver written notice of such request (the "Extension Request") to Agent not later than the date which is ninety (90) days prior to the Termination Date.

        (b)     Payment of the Extension Fee.  Borrower shall pay to Agent the extension fee pursuant to Section 3.6 (e).

        (c)      No Default.  On the date the Extension Request is submitted and on the Termination Date (as determined without regard to such extension), there shall exist no Default or Event of Default; and

        (d)     Representations and Warranties.  The representations and warranties made by or on behalf of the Borrower, the other Obligors and the Subsidiaries of the Borrower and the other Obligors in the Loan Documents or otherwise made by or on behalf of the Borrower, the other Obligors and the Subsidiaries of the Borrower and the other Obligors in connection therewith or after the date thereof (except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date)) shall have been true and correct in all material respects on the date the Extension Request is made and on the Termination Date (as determined without regard to such Extension Request).

        Each Extension Request shall constitute a representation and warranty by the Borrower that all of the foregoing conditions have been satisfied on the date of such Extension Request.  The Borrower shall not have the right to make an Extension Request at any time after the Termination Date.

ARTICLE III. Payments, Fees and Other General Provisions

Section 3.1            Payments.

        Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Subject to Sections 3.2 and 3.3., the Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time from any special or general deposit account of Borrower with the Agent.  The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than one (1) Business Day after receipt.  If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

Section 3.2            Pro Rata Treatment.

        Except to the extent otherwise provided herein:  (a) each borrowing from the Lenders under Section 2.1(a) shall be made from the Lenders, each payment of the Fees under Section 3.6(a), Section 3.6(b), Section 3.6(c) (ii) and Section 3.6(e) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.12 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective

 Lenders; (d) the making, Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 4.6) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Lender's portion of each Loan of such Type shall be coterminous; (e) the Lenders' participation in, and payment obligations in respect of, Letters of Credit under Section 2.4, shall be pro rata in accordance with their respective Commitments; and (f) the Lenders' participation in, and payment obligations in respect of, Swingline Loans under Section 2.2, shall be in accordance with their respective Commitments.  All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.2(e)).  All payments of principal and interest in respect of Competitive Advances shall be for the account of the Lender making such Competitive Advance only.

Section 3.3            Sharing of Payments, Etc.

        If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or an Obligor through the exercise of any right of set‑off, banker's lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2 or Section 10.3, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2 or Section 10.3.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set‑off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4            Several Obligations.

        No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5            Minimum Amounts.

        (a)      Borrowings and Conversions.  Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess thereof.  Each borrowing and each Conversion of LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount.

        (b)     Prepayments.  Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of Revolving Loans then outstanding).

        (c)     Reductions of Commitments.  Each reduction of the Commitments under Section 2.12 shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.

Section 3.6            Fees.

        (a)     Unused Fee.  For so long as Borrower is not required to pay the facility fee pursuant to Section 3.6(b), Borrower agrees to pay Agent for the account of each Lender an annual unused fee calculated at the rate per annum set forth below on the average daily amount by which the Total Commitment exceeds the sum of outstanding Revolving Loans plus the face amount of the Letters of Credit during such calendar quarter for the period from and including the Agreement Date to but excluding earliest to occur of (i) the date the Total Commitment is terminated or reduced to zero or the Termination Date or (ii) the date upon which Parkway Properties obtains a Credit Rating of BBB- or better from S&P and Baa3 or better from Moody's.  The unused fee shall be calculated based on the ratio (expressed as a percentage) of (a) the average daily amount of the sum of outstanding Revolving Loans plus the face amount of the Letters of Credit during such calendar quarter to (b) the Total Commitment as follows:

Ratio of Outstanding principal balance of Loans to Commitment	Rate
50% or less	0.25%
Greater than 50%	0.125%

        Such fee to be paid in arrears on (i) the last Business Day of March, June, September and December, (ii) the Termination Date (provided Parkway Properties has not obtained a Credit Rating of BBB- or better from S&P and Baa 3 or better from Moody's prior to the Termination Date), and (iii) the date upon which Parkway Properties obtains such Credit Rating from both Rating Agencies.

        (b)     Facility Fees.  Commencing on the date upon which Parkway Properties obtains a Credit Rating of BBB- or better from S&P and Baa3 or better from Moody's, then in lieu of the unused fee payable pursuant to Section 3.6(a), Borrower agrees to pay to the Agent for the account of each Lender an annual facility fee equal to the average daily amount of the Commitment of such Lender (whether or not utilized) times the Facility Fee (utilizing the "Applicable Facility Fee Percentage" as identified in the definition of Facility Fee) for the period from and including the date upon which Parkway Properties obtains both such Credit Ratings from both Rating

 Agencies to but excluding the date such Commitment is terminated or reduced to zero or the Termination Date, such fee to be paid in arrears on (w) the last Business Day of March, June, September and December in each year, (x) the date of each reduction in the Commitments (but only on the amount of the reduction), and (y) on the Termination Date.

        (c)      Letter of Credit Fees.

                  (i)        The Borrower shall pay to the Agent for the account of the Issuing Lender only, and not the account of any other Lender, a fee in respect of each Letter of Credit at the rate equal to one-eighth of one percent (0.125%) per annum on the Stated Amount of each Letter of Credit.  Such fee shall be non-refundable and payable in arrears on the last Business Day of March, June, September and December in each year, on the Termination Date and on the date the Commitments are reduced to zero.

                  (ii)      The Borrower agrees to pay to the Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance or extension of such Letter of Credit (A) to and including the date such Letter of Credit expires or is terminated or (B) to but excluding the date such Letter of Credit is drawn in full.  Such fees shall be nonrefundable and payable in arrears on the last Business Day of March, June, September and December in each year, on the Termination Date, and on the date the Commitments are terminated or reduced to zero.

                (iii)      The Borrower shall pay directly to the Issuing Lender from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Issuing Lender from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

        (d)     Administrative and Other Fees.  The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing from time to time.

        (e)     Extension Fee.  Borrower agrees to pay Agent for the account of each Lender an extension fee concurrently with the extension of the Termination Date pursuant to Section 2.17 equal to one fifth of one percent (.20%) of the Total Commitment.

Section 3.7            Computations.

        Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.8            Usury.

        In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.9            Agreement Regarding Interest and Charges.

        The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2(c), Section 2.3 and Section 2.5(a)(i), (ii) and (iii).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, amendment fees, up‑front fees, commitment fees, facility fees, unused fee, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or "breakage" charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, or any other similar amounts are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  Borrower hereby acknowledges and agrees that the Lenders have imposed no minimum borrowing requirements, reserve or escrow balances or compensating balances related in any way to the Obligations.  Any use by Borrower of certificates of deposit issued by any Lender or other accounts maintained with any Lender has been and shall be voluntary on the part of Borrower.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10        Statements of Account.

        The Agent will account to the Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon Borrower absent manifest error.  The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.11        Defaulting Lenders.

        (a)      Generally.  If for any reason any Lender (a "Defaulting Lender") shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two (2) Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender's right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of all of the Lenders or the Requisite Lenders, shall be suspended during the pendency of such failure or refusal.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Agent in respect of a Defaulting Lender's Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under Section 3.11(b) or paid to such Defaulting Lender upon the Defaulting Lender's curing of its default.

        (b)     Purchase or Cancellation of Defaulting Lender's Commitment.  Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender's Commitment.  Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender.  If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender's Commitment in proportion to the Commitments of the other Lenders exercising such right.  If after such fifth (5th) Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to an Eligible Assignee approved by Agent (such approval not to be unreasonably withheld) subject to and in accordance with the provisions of Section 12.5(d) for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents (except as expressly provided in this Section 3.11(b)).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  Upon any such purchase or assignment, the Defaulting Lender's interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 12.5(d), shall pay to the Agent an assignment fee in the amount of $3,500.  The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender.  Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of Section 3.11(a).  The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower.  There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

Section 3.12        Taxes.

        (a)      Taxes Generally.  All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, and (ii) any taxes imposed on or measured by any Lender's assets, net income, receipts or branch profits (such non‑excluded items being collectively called "Taxes").  If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

                (i)       pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

                (ii)      promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

                (iii)     pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

        (b)     Tax Indemnification.  If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.  For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

        (c)      Tax Forms.  Prior to the date that any Lender or participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent (but only so long as such Lender or participant is or remains lawfully able to do so) such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or participant indicating whether payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax or (ii) not subject to United States Federal withholding tax under the Internal Revenue Code because such payment is either effectively connected with the conduct by such Lender or participant of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise wholly exempt; provided that nothing herein (including, without limitation, the failure or inability to provide any of such certificates, documents or other evidence) shall relieve the Borrower of its obligations under this Section 3.12.  In addition, any such Lender or participant shall deliver to the Borrower and the Agent (but only so long as such Lender or participant is or remains lawfully able to do so) further copies of any such certificate, document or other evidence on or before the date that any such certificate, document or other evidence expires or becomes obsolete.

ARTICLE IV. Yield Protection, Etc.

Section 4.1            Additional Costs; Capital Adequacy.

        (a)      Additional Costs.  The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of the Adjusted Eurodollar Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies with respect to capital adequacy).

        (b)     Lender's Suspension of LIBOR Loans.  Without limiting the effect of the provisions of Section 4.1(a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6 shall apply).

        (c)      Additional Costs in Respect of Letters of Credit.  Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Issuing Lender of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Lender or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Issuing Lender or such Lender, the Borrower shall pay promptly, and in any event within three (3) Business Days of demand, to the Agent for its account or the account of the Issuing Lender or such Lender, as applicable, from time to time as specified by the Issuing Lender or a Lender, such additional amounts as shall be sufficient to compensate the Issuing Lender or such Lender for such increased costs or reductions in amount.

        (d)     Notification and Determination of Additional Costs.  Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, however, that notwithstanding the foregoing provisions of this Section, the Agent or a Lender, as the case may be, shall not be entitled to compensation for any such amount relating to any period ending more than six months prior to the date that the Agent or such Lender, as applicable, first notifies the Borrower in writing thereof.  The Agent and or such Lender agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Agent or such Lender for compensation under this Section.  Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2            Suspension of LIBOR Loans.

        Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted Eurodollar Rate for any Interest Period:

        (a)      the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, or

        (b)     the Agent reasonably determines (which determination shall be conclusive) that the Adjusted Eurodollar Rate as determined by the Agent will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3            Illegality.

        Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender  to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender's obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6 shall be applicable).

Section 4.4            Compensation.

        The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:

        (a)      any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

        (b)     any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrower's request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.  Each Lender may use any reasonable averaging and attribution methods generally applied by such Lender and may include, without limitation, administrative costs as a component of such loss, cost or expense.  Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5            Affected Lenders.

        If (a) a Lender requests compensation pursuant to Section 3.12 or 4.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower, within thirty (30) days of such request for compensation or suspension, as applicable, may either (i) demand that such Lender (the "Affected Lender"), and upon such demand the Affected Lender shall promptly, assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5(d) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or (ii) pay to the Affected Lender the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents.  Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  The exercise by the Borrower of its rights under this Section shall be at the Borrower's sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders.  The terms of this Section shall not in any way limit the

 Borrower's obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12, 4.1 or 4.4.

Section 4.6            Treatment of Affected Loans.

        If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(b), 4.2 or 4.3, then such Lender's LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1(b) or 4.3, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1 or 4.3 that gave rise to such Conversion no longer exist:

        (a)      to the extent that such Lender's LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's LIBOR Loans shall be applied instead to its Base Rate Loans; and

        (b)     all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1 or 4.3 that gave rise to the Conversion of such Lender's LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender's Revolving Credit Loans that are Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Revolving Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 4.7            Change of Lending Office.

        Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12, 4.1 or 4.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8            Assumptions Concerning Funding of LIBOR Loans.

        Calculation of all amounts payable to a Lender under this Article IV shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its

 LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

ARTICLE V. Conditions Precedent

Section 5.1            Initial Conditions Precedent.

        The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:

        (a)      The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

                  (i)       Counterparts of this Agreement executed by each of the parties hereto;

                  (ii)      Revolving Notes executed by the Borrower payable to each Lender and complying with the applicable provisions of Section 2.11, Competitive Advance Notes executed by the Borrower payable to each Lender, and the Swingline Note executed by the Borrower payable to the Agent (which Notes shall be promptly forwarded by the Agent to the applicable Lender);

                  (iii)      The Guaranty executed by each Guarantor existing as of the Effective Date;

                  (iv)      A favorable opinion of counsel to the Obligors, addressed to the Agent, the Lenders and the Swingline Lender, addressing such matters as Agent may require;

                  (v)       The Governing Documents of Borrower, each Guarantor and each general partner, managing member (or Person performing similar functions) of such Persons certified as of a recent date by the Secretary of State of the State of formation of the applicable Person;

                  (vi)     A good standing certificate with respect to Borrower, each Guarantor and each general partner, managing member (or Person performing similar functions) of such Persons issued as of a recent date by the appropriate Secretary of State (and any state department of taxation, as applicable) and certificates of qualification to transact business or other comparable certificates issued by the Secretary of State (and any state department of taxation, as applicable), of each state in which such Person is organized, in which the

 Unencumbered Assets owned (or leased pursuant to an Eligible Ground Lease) by such Person are located, and wherever such Person is required to be so qualified and where the failure to be so qualified would have, in each instance, a Material Adverse Effect;

                (vii)       A certificate of incumbency signed by the general partner, secretary (or Person performing similar functions) of Borrower, each Guarantor and their respective general partners, managing members (or Person performing similar functions) as to each of the partners, officers or other Persons authorized to execute and deliver the Loan Documents to which any of them is a party and the officers or other representatives of the Borrower then authorized to deliver Notices of Borrowing, Notices of Swingline Borrowings and Competitive Bid Requests and to request the issuance of Letters of Credit;

                (viii)      Copies, certified by the general partner, secretary or other authorized Person of each of the Borrower, the Guarantors and their respective general partners, managing members (or Persons performing similar functions) of such Persons of all partnership, limited liability company, corporate (or comparable) action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which such Persons are a party;

                (ix)        A copy of (x) the detailed description of the Indebtedness of the Borrower, the other Obligors and their respective Subsidiaries included in the most recently published 10Q, 10K and a Quarterly Supplemental Package (substantially in the form provided to Agent prior to the date hereof), and (y) each Material Contract, in each case certified as true, correct and complete by the chief operating officer or chief financial officer of the Borrower;

                (x)        The Fees then due and payable under Section 3.6, and any other Fees payable to the Agent and the Lenders on or prior to the Effective Date;

                (xi)        A Compliance Certificate calculated as of September 30, 2003 and a draft of a Compliance Certificate calculated as of December 31, 2003; and

                (xii)       Such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request; and

        (b)     In the good faith judgment of the Agent and the Lenders:

                 (i)         There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower, the other Obligors, and their respective Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

                  (ii)       No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Obligor to fulfill the respective obligations under the Loan Documents to which it is a party;

                  (iii)      The Borrower, the other Obligors and their respective Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Obligor is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Obligor to fulfill their respective obligations under the Loan Documents to which it is a party; and

                (iv)      There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2            Conditions Precedent to All Loans and Letters of Credit.

        The obligations of the Lenders to make any Loans, of the Issuing Lender to issue Letters of Credit, and of the Swingline Lender to make any Swingline Loan are all subject to the further condition precedent that:  (a) no Default or Event of Default shall have occurred and be continuing as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Obligor in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and (c) in the case of the borrowing of Revolving Loans, the Agent shall have received a timely Notice of Borrowing.  Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent and the Issuing Lender, as applicable, prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  In addition, if such Credit Event is the making of a Loan, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made that all applicable conditions to the making of such Loan contained in Article V have been satisfied.

Section 5.3            Conditions as Covenants.

        If the Lenders make any Loans, or the Issuing Lender issues a Letter of Credit, prior to the satisfaction of all applicable conditions precedent set forth in Sections 5.1 and 5.2, the Borrower shall nevertheless cause such condition or conditions to be satisfied within five (5) Business Days after the date of the making of such Loans or the issuance of such Letter of Credit.  Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Agent and the other Lenders that the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 5.1 and 5.2 or such Lender has waived such conditions.

ARTICLE VI. Representations and Warranties

Section 6.1            Representations and Warranties.

        In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, the Borrower represents and warrants to the Agent and each Lender as follows:

        (a)      Organization; Power; Qualification.  Each of the Borrower, the other Obligors and their respective Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized would have, in each instance, a Material Adverse Effect.

        (b)     Ownership Structure.  As of the Agreement Date Part I of Schedule 6.1(b) is a complete and correct list or diagram of all Subsidiaries of Borrower and the other Obligors setting forth for each such Subsidiary (i) the jurisdiction of organization of such Subsidiary, (ii) each Obligor which holds any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary.  Except as disclosed in such Schedule, as of the Agreement Date (i) each Obligor and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens) and Negative Pledges, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable, and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.  As of the Agreement Date Part II of Schedule 6.1(b) correctly sets forth or diagrams all Unconsolidated Affiliates of Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by Borrower.

        (c)      Authorization of Agreement, Etc.  Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder.  Borrower and each other Obligor has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents to which the Borrower or any other Obligor is a party have been duly executed and delivered by the duly authorized officers or other representatives of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.

        (d)     Compliance of Loan Documents with Laws, Etc.  The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Obligor is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Obligor; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Obligor, or any indenture, agreement or other instrument to which the Borrower or any other Obligor is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Obligor.

        (e)      Compliance with Law; Governmental Approvals, Agreements.  The Borrower, each other Obligor, and each of their respective Subsidiaries is in compliance with its Governing Documents, each agreement, judgment, decree or order to which any of them is a party or by which any of them or their properties may be bound, each Governmental Approval applicable to it and in compliance with all other Applicable Law (including without limitation, Environmental Laws) relating to such Person except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, cause a Default or an Event of Default or have a Material Adverse Effect.

        (f)       Title to Properties; Liens; Title Insurance.  As of the Agreement Date, Part I of Schedule 6.1(f) sets forth all of the real property owned or leased by the Borrower, each other Obligor and each of their respective Subsidiaries.  Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets.  Each of the Borrower, the other Obligors and their respective Subsidiaries have title to their properties sufficient for the conduct of their business.  As of the Agreement Date, there are no Liens or Negative Pledges against any Unencumbered Assets except for Permitted Liens.  The Borrower or another Obligor is with respect to all Unencumbered Assets and other real property reasonably necessary for the operation of its business, the named insured under a policy of title insurance issued by a title insurer operating in the jurisdiction where such real property is located.  As to each such policy of title insurance (i) the coverage amount equals or exceeds the acquisition cost of the related real property and any improvements added thereto by such Person (ii) no claims are pending that, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and (iii) no title insurer has given notice to the insured Person that such policy of title insurance is no longer in effect.  Neither Borrower, any other Obligor nor any of their respective Subsidiaries has knowledge of any defect in title of any Property that could, individually or in the aggregate, have a Material Adverse Effect.

        (g)      Existing Indebtedness.  The detailed description of the Indebtedness of the Borrower, the other Obligors and their respective Subsidiaries provided to Agent pursuant to Section 5.1(a)(ix) is a true correct and complete copy of the description included in the most recently published 10Q, 10K and a Quarterly Supplemental Package (substantially in the form provided to Agent prior to the date hereof), and as of December 31, 2003, is a complete and correct listing of all Indebtedness of the Borrower, the other Obligors and their respective Subsidiaries, including without limitation, Contingent Liabilities of the Borrower and the other Obligors and their respective Subsidiaries, and indicating whether such Indebtedness is Secured Debt, Secured Recourse Debt or Unsecured Debt.  During the period from such date to the Agreement Date, neither the Borrower, any other Obligor nor any of their respective Subsidiaries incurred any material Indebtedness except as set forth in such description.  The Borrower, the other Obligors, and their respective Subsidiaries have performed and are in compliance with all of the terms of all Indebtedness of such Persons and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness.

        (h)      Material Contracts.  Each of the Borrower, the other Obligors and their respective Subsidiaries that is a party to any Material Contract is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

        (i)        Litigation.  Except as set forth on Schedule 6.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective property in any court, or before any tribunal, administrative agency, board, arbitrator or mediator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which question the validity or enforceability of any of the Loan Documents.  There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any other Obligor, or any of their respective Subsidiaries which could be reasonably expected to have a Material Adverse Effect.  There are no judgments outstanding against or affecting the Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective properties individually or in the aggregate involving amounts in excess of $10,000,000.

        (j)       Taxes.  All federal, state and other tax returns of the Borrower, any other Obligor or any of their respective Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower, each other Obligor, any of their respective Subsidiaries and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6.  As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Obligor or any of their respective Subsidiaries is under audit.  All charges, accruals and reserves on the books of the Borrower, any other Obligor and each of their respective Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

        (k)     Financial Statements.  Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of Borrower and its consolidated Subsidiaries for the fiscal year ending December 31, 2002, and the related audited consolidated statements of income, shareholders' equity and cash flow for the fiscal year ending on such date, with the opinion thereon of Ernst & Young, (ii) the audited consolidated balance sheet of Parkway Properties and its consolidated Subsidiaries for the fiscal year ending December 31, 2002 and the related audited consolidated statements of income, shareholders' equity and cash flow for the fiscal year ending on such date with the opinion thereof of Ernst & Young, (iii) the unaudited consolidated statements of income and cash flow for Borrower and its consolidated Subsidiaries for the nine (9) months ending September 30, 2003 certified by the chief financial officer of General Partner, (iv) the unaudited consolidated statements of income and cash flow for Parkway Properties and its consolidated Subsidiaries for the nine (9) months ending September 30, 2003 certified by a Responsible Officer of Parkway Properties, and (v) unaudited statements of Net Operating Income for each of the Unencumbered Assets for the fiscal quarter ended September 30, 2003 satisfactory in form to the Agent and certified by the chief financial officer of General Partner.  Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of Borrower and its consolidated Subsidiaries or Parkway and its consolidated Subsidiaries, as applicable, as at their respective dates and the results of operations and the cash flow for such periods.  Such statements included in the item (iv) above are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved the Net Operating Income for such periods.  Neither Borrower, Parkway Properties, nor any Subsidiary of Borrower or Parkway Properties has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, or unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements or except as set forth on Schedule 6.1(k).

        (l)        No Material Adverse Change.  Since September 30, 2003, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Borrower, the Obligors or their respective Subsidiaries.  Each of the Borrower, the other Obligors and their respective Subsidiaries are Solvent.

        (m)    ERISA.  Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect.  As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

        (n)      No Plan Assets; No Prohibited Transaction.  None of the assets of the Borrower, any other Obligor or their respective Subsidiaries constitute "plan assets" within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute "prohibited transactions" under ERISA or the Internal Revenue Code.

        (o)     Absence of Defaults.  None of the Borrower, any other Obligor nor any of their respective Subsidiaries is in default under its Governing Documents, and no event has occurred, which has not been remedied, cured or irrevocably waived:  (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by Borrower, any other Obligor or any of their respective Subsidiaries under any agreement (other than this Agreement) or judgment, decree or order to which Borrower, any other Obligor or any of their respective Subsidiaries is a party or by which any Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, involve Indebtedness or other obligations or liabilities in excess of $5,000,000.

        (p)     Environmental Matters.

                (i)        The Borrower, each other Obligor and each of their respective Subsidiaries is in compliance with the requirements of all applicable Environmental Laws except for such non‑compliance which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                (ii)      No Hazardous Materials have been (i) generated or manufactured on, transported to or from, treated at, stored at or discharged from any Property in violation of any Environmental Laws; (ii) discharged into subsurface waters under any Property in violation of any Environmental Laws; or (iii) discharged from any Property on or into property or waters (including subsurface waters) adjacent to any Property in violation of any Environmental Laws, which violation, in the case of any of (i), (ii) or (iii) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                (iii)     Except for any of the following matters or liabilities that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Borrower, any other Obligor nor any of their respective Subsidiaries (i) has received notice (written or oral) or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, lien, violation, non‑compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with (x) any non‑compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or the release or threatened release of any Hazardous Materials into the environment, (ii) has any threatened or actual liability in connection with the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or the release or threatened release of any Hazardous Materials into the environment, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or a release or threatened release of any Hazardous Materials into the environment for which the Borrower, any Obligor or any of their respective Subsidiaries is or may be liable, or (iv) has received notice that a Borrower, any Obligor or any of their respective Subsidiaries is or may be liable to any Person under any Environmental Law.

                (iv)    To the best of Borrower's knowledge after due inquiry, no Property is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards, or if any such Property is located in such a special flood hazard area, then the Borrower has obtained all insurance that is required to be maintained by law or which is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower operates.

        (q)     Investment Company; Public Utility Holding Company.  None of the Borrower, any other Obligor or any of their respective Subsidiaries, is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

        (r)       Margin Stock.  None of the Borrower, any other Obligor or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" or a "margin security" within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

        (s)      Affiliate Transactions.  Except as permitted by Section 9.9, none of the Borrower, any other Obligor or any of their respective Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of any Borrower, any other Obligor or any of their respective Subsidiaries is a party.

        (t)       Intellectual Property.  (i) The Borrower, each other Obligor and each of their respective Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, "Intellectual Property") used in the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person; (ii) the Borrower, and each other Obligor and each of their respective Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property; (iii) no claim has been asserted by any Person with respect to the use of any Intellectual Property by the Borrower, any other Obligor or any of their respective Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property; and (iv) the use of such Intellectual Property by the Borrower, the other Obligors and each of their respective Subsidiaries, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, the other Obligors or any of their respective Subsidiaries that could be reasonably expected to have a Material Adverse Effect.

        (u)      Business.  The Borrower, the other Obligors and each of their respective Subsidiaries are engaged substantially in the business of the acquisition, disposition, financing, ownership, development rehabilitation, leasing, operation and management of office buildings and other business activities incidental thereto.

        (v)      Broker's Fees.  No broker's or finder's fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Obligor for any other services rendered to the Borrower, any of the Subsidiaries of the Borrower or any other Obligor or any other Obligor ancillary to the transactions contemplated hereby.

        (w)    Accuracy and Completeness of Information.  No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Obligor or any of their respective Subsidiaries in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Borrower, any other Obligor or any of their respective Subsidiaries or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading.  The written information, reports and other papers and data with respect to the Borrower, any other Obligor or any of their respective Subsidiaries or the Unencumbered Assets (other than projections and other forward-looking statements) furnished to the Agent or the Lenders in connection with or relating in any way to this Agreement was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter.  All financial statements furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Obligor or any of their respective Subsidiaries in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods.  All financial projections and other forward looking statements prepared by, or on behalf of the Borrower, any other Obligor or any of their respective Subsidiaries that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions.  No fact or circumstance is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders prior to the Effective Date.

        (x)      REIT Status.  Parkway Properties qualifies, and has since January 1, 1997 qualified, as a REIT, has elected to be treated as a REIT, and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow Parkway Properties to maintain its status as a REIT.

        (y)      Unencumbered Assets.  As of the Agreement Date, Schedule 6.1(y) is a correct and complete list of all Unencumbered Assets.  Each of the assets included by the Borrower in calculations of the Value of the Pool satisfies all of the requirements contained in this Agreement for the same to be included therein.

        (z)      Insurance.  The Borrower, the other Obligors and their respective Subsidiaries have insurance covering the Borrower, the other Obligors and their respective Subsidiaries and their respective Properties (the cost of such insurance being borne by the insured thereunder) in such amounts and against such risks and casualties as are customary for Persons or Properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.  As of the Agreement Date, none of the Borrower, any other Obligor nor any of their respective Subsidiaries has received notice that any such insurance has been cancelled, not renewed, or impaired in any way.

        (aa)    Ownership of Borrower.  General Partner is the sole general partner of Borrower and owns free of any Lien or other claim a one percent (1%) Equity Interest in Borrower as the general partner thereof.  Parkway

 Properties is a limited partner of Borrower and owns free of any Lien or other claim approximately a ninety eight percent (98%) Equity Interest in Borrower as a limited partner thereof.

        (bb)   No Bankruptcy Filing.  None of the Borrower, any Obligor or any of their respective Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against any of such Persons.

        (cc)    No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower or any other Obligor with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

        (dd)   Transaction in Best Interests of Borrower and Obligors; Consideration.  The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and the other Obligors and the creditors of such Persons.  The direct and indirect benefits to inure to the Borrower and the other Obligors pursuant to this Agreement and the other Loan Documents constitute substantially more than "reasonably equivalent value" (as such term is used in §548 of the Bankruptcy Code) and "valuable consideration," "fair value," and "fair consideration" (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the other Obligors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Obligations, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower and the other Obligors to have available financing to conduct and expand their business.  The Borrower and the other Obligors constitute a single integrated financial enterprise and each receives a benefit from the availability of credit under this Agreement to the Borrower.

        (ee)    Property.  All of the Borrower's, the other Obligors' and their respective Subsidiaries' properties are in good repair and condition, subject to ordinary wear and tear, other than with respect to deferred maintenance existing as of the date of acquisition of such property as permitted in this Section.  The Borrower has completed or caused to be completed an appropriate investigation of the environmental condition of each Property as of the later of the date of the Borrower's, the Obligors' or the applicable Subsidiary's purchase thereof or the date upon which such property was last security for Indebtedness of such Persons, including preparation of a "Phase I" report and, if appropriate, a "Phase II" report, in each case prepared by a recognized environmental engineer in accordance with customary standards which discloses that such property is not in violation of the representations and covenants set forth in this Agreement, unless such violation has been disclosed in writing to the Agent and remediation actions satisfactory to Agent are being taken.  There are no unpaid or outstanding real estate or other taxes or assessments on or against any property of the Borrower, the other Obligors or their respective Subsidiaries which are delinquent.  Except as set forth in Schedule 6.1(ee) hereto, there are no pending eminent domain proceedings against any property of the Borrower, the other Obligors or their respective Subsidiaries or any part thereof, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any taking authority which may, in all such events, individually or in the aggregate have a

 Material Adverse Effect.  None of the property of the Borrower, the other Obligors or their respective Subsidiaries is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would have any Material Adverse Effect.

        (ff)       No Event of Default.  No Default or Event of Default has occurred and is continuing.

        (gg)    Subordination.  None of the Borrower or any other Obligor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any of such Persons.

        (hh)    Tax Shelter Representation.  The Borrower does not intend to treat the Loans, and/or related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.  If the Borrower so notifies the Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

        (ii)        Anti-Terrorism Laws.

                    (i)        None of the Borrower or any other Obligor or any of their Affiliates is in violation of any laws or regulations relating to terrorism or money laundering ("Anti-Terrorism Laws"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order") and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

                    (ii)      None of the Borrower, any other Obligor or any of their Affiliates, or any of their brokers or other agents acting or benefiting from the Loan is a Prohibited Person. A "Prohibited Person" is any of the following:

                                (1)     a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

                                (2)     a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

                                (3)     a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

                                (4)     a person or entity who commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

                                (5)     a person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

                    (iii)       None of the Borrower or any other Obligor, any of their Affiliates or any of their brokers or other agents acting in any capacity in connection with the Loan (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

                    (iv)      Borrower and the other Obligors shall not (1) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Agent any certification or other evidence requested from time to time by Agent in its reasonable discretion, confirming Borrower's and the other Obligors' compliance herewith).

Section 6.2            Survival of Representations and Warranties, Etc.

        All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any other Obligor or any of their respective Subsidiaries to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VII. AFFIRMATIVE COVENANTS

        For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6, the Borrower shall comply with the following covenants:

Section 7.1            Preservation of Existence and Similar Matters.

        Except as otherwise permitted under Section 9.7, the Borrower shall preserve and maintain, and cause each other Obligor and each Subsidiary of the Borrower or any other Obligor to preserve and maintain, their respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which it is organized, in each jurisdiction in which any Unencumbered Asset owned (or leased pursuant to an Eligible Ground Lease) by it is located, and in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.  Borrower shall, and shall cause the other Obligors and each Subsidiary of the Borrower or any other Obligor to, develop and implement such programs, policies and procedures as are necessary to comply with the USA Patriot Act and shall promptly advise Agent in writing in the event that any of such Persons shall determine that any investors in such Persons are in violation of such act.

Section 7.2            Compliance with Applicable Law and Contracts.

        The Borrower shall comply, and cause each other Obligor and each Subsidiary of the Borrower or any other Obligor to comply, with (a) all Applicable Law, including the obtaining of all Governmental Approvals, (b) their respective Governing Documents, and (c) all mortgages, indentures, contracts, agreements and instruments to which it is a party or by which any of its properties may be bound, the failure, in any such event, with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 7.3            Maintenance of Property.

        In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, (a) protect and preserve all of its properties or cause to be protected and preserved, and maintain or cause to be maintained in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b)  make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4            Conduct of Business.

        The Borrower shall at all times carry on, and cause the other Obligors and the Subsidiaries of the Borrower and the other Obligors to carry on, their respective businesses as now conducted and as described in Section 6.1(u).

Section 7.5            Insurance.

        In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, maintain or cause to be maintained commercially reasonable insurance with financially sound and reputable insurance companies covering such Persons and their respective properties in such amounts and against such risks and casualties as are customary for Persons or properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy, and from time to time deliver to the Agent or any Lender upon its request a detailed list stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby, together with copies of all policies or certificates of the insurance then in effect.

Section 7.6            Payment of Taxes and Claims.

        The Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, pay and discharge or cause to be paid and discharged when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person, in accordance with GAAP; provided further that upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Person either (A) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (B) if no such bond is provided, will pay each such tax, assessment, governmental charge, levy or claim.

Section 7.7            Visits and Inspections.

        The Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, permit representatives or agents of any Lender or the Agent, from time to time, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall be continuing, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Borrower, such Subsidiary or other Obligor to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance.  If requested by the Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Borrower, any other Obligor or any Subsidiary of Borrower or any other Obligor with its accountants.

Section 7.8            Use of Proceeds; Letters of Credit.

        The Borrower shall use the proceeds of all Loans and all Letters of Credit for general business purposes only.  The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, use any part of such proceeds or Letters of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations T, U or

 X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.9            Environmental Matters.

        The Borrower shall, and shall cause all other Obligors and each Subsidiary of the Borrower and each other Obligor to, comply or cause to be complied with, all Environmental Laws in all material respects.  If the Borrower, any other Obligor or any Subsidiary of Borrower or any other Obligor shall (a) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against Borrower, or any other Obligor or any of their respective Subsidiaries alleging material violations of any Environmental Law or requiring Borrower, any other Obligor or any of their respective Subsidiaries to take any action in connection with the release of Hazardous Materials, or (c) receive any notice from a Governmental Authority or private party alleging that Borrower, any other Obligor or any of their respective Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby individually or in the aggregate in excess of $5,000,000, the Borrower shall provide the Agent and each Lender with a copy of such notice within thirty (30) days after the receipt thereof by such Person.  The Borrower shall, and shall cause the other Obligors and each Subsidiary of the Borrower or any other Obligor to, take or cause to be taken promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 7.10        Books and Records.

        The Borrower shall, and shall cause each of the other Obligors and each Subsidiary of the Borrower or any other Obligor to, maintain true and accurate books and records pertaining to their respective business operations in which full, true and correct entries will be made in accordance with GAAP.  Borrower shall maintain its current accounting procedures unless approved by the Agent.

Section 7.11        Further Assurances.

        The Borrower shall, at the Borrower's cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12        Guarantors; Property Pool.

        (a)      Material Subsidiaries.    Within fifteen (15) days of any Person becoming a Material Subsidiary after the Effective Date, the Borrower shall deliver to the Agent each of the following items, each in form and substance satisfactory to the Agent:  (i) a Joinder Agreement executed by such Material Subsidiary and (ii) the items that would have been delivered under Sections 5.1(a)(iv) through (viii) if such Material Subsidiary had been one on the Effective Date.

        (b)     The Pool.

                 (i)       The Borrower or a Wholly Owned Subsidiary of Borrower that is a Guarantor collectively shall at all times own (in fee simple title or through an Eligible Ground Lease, and including the leasehold interest in the Morgan Keegan Tower in Memphis, Tennessee) a pool (the "Pool") of assets that are not mortgaged, pledged, hypothecated, or encumbered in any manner, other than Permitted Liens, with an aggregate Value equal to at least one hundred eighty-two percent (182%) of the Borrower's Indebtedness other than Secured Debt outstanding from time to time, with the following characteristics:

                            (1)          assets in the Pool shall be completed, income producing, office buildings with net rentable area of not less than 50,000 square feet and not more than 1,000,000 square feet with parking sufficient to satisfy the requirements of Applicable Law and consistent with market conditions that will accommodate full occupancy of the building; provided however, the Pavilion Center in Atlanta, Georgia, the 250 Commonwealth Building in Greenville, South Carolina and the Toyota Garage in Memphis, Tennessee shall not be required to meet the foregoing requirement in order to be included in the Pool;

                            (2)       at all times the Pool shall consist of at least six (6) assets and have an aggregate Value of not less than $150,000,000.

                            (3)       the Borrower must have received from third party independent consultants, written assessments (including, without limitation, Phase I environmental reports) for each asset in, or to be added to, the Pool that do not disclose any material environmental conditions, structural defects or title defects not insured around or over, or other material risks related to such asset;

                            (4)       the assets in the Pool that consist of Eligible Ground Leases shall not exceed ten percent (10%) of the aggregate Value of the assets in the Pool;

                            (5)       no asset in the Pool shall be subject to or affected by any Negative Pledge;

                            (6)       the Occupancy Level of the assets Pool in the aggregate must be at least eighty percent (80%); and

                            (7)       each asset in the Pool must be located in an Approved Market.

                (ii)        If requested by the Agent the Borrower will provide to the Agent written assessments from third party independent environmental consultants for all assets in the Pool acquired after the date of this Agreement.  If the Agent determines that there are material environmental conditions existing on or risks to such assets, the assets will be excluded from the Pool.

                (iii)        Notwithstanding the foregoing any asset which is not an office building but supports any office building included in the Pool (such as a parking structure or building that provides retail services) and meets the requirements set forth in Section 7.12(b)(i) above for inclusion in the Pool other than Section 7.12(b)(i)(1) (a "Non-Core Property") shall be eligible for inclusion in the Pool; provided however, not more than five percent (5%) of the Value of the Pool shall be comprised of Non-Core Properties.

                (iv)       If any asset to be included in the Pool is owned by Wholly Owned Subsidiary of Borrower, it may be included in the Pool only if such Wholly Owned Subsidiary executes the documents required under Section 7.12(a).

                (v)        If the Borrower requests inclusion of assets in the Pool that do not meet the requirements of this Section 7.12, then such assets may only be included in the Pool upon the prior written approval of the Requisite Lenders.

        (c)      Release of a Guarantor.            The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms of the Guaranty), the applicable Guarantor from the Guaranty so long as:  (i) such Guarantor is not otherwise required to be a party to the Guaranty under this Section 7.12; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in this Section 7.12; (iii) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release and (iv) Borrower shall deliver to Agent evidence reasonably satisfactory to Agent either that (A) if the Guarantor is a Material Subsidiary, the Borrower has disposed of or simultaneously with such release will dispose of its entire interest in such Guarantor or (B) if Guarantor is the owner of an Unencumbered Asset, but not a Material Subsidiary, that all assets owned by such Guarantor have been removed from the Pool pursuant to Sections 7.1(b)(vi) or (vii).   Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 7.13        REIT Status.

        Parkway Properties shall at all times maintain its status as, and elect to receive status as, a REIT.

Section 7.14        Distribution of Income to the Borrower.

        The Borrower shall cause all of its Subsidiaries to promptly distribute to the Borrower (but not less frequently than once each fiscal quarter of the Borrower unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Subsidiaries' use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each such Subsidiary of its debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary's assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices, (c) funding of reserves required by the terms of any deed of trust, mortgage or similar lien encumbering property of the Subsidiary; (d) payment or establishment of reserves for payment to minority equity interest holders of amounts required to be paid in respect of such equity interest.

Section 7.15        Credit Rating.

        In the event that Parkway Properties obtains a Credit Rating for the purposes of determining the Applicable Margin, Parkway Properties shall at all times thereafter pay such monitoring, surveillance or similar fees as may be required by the applicable Rating Agency to continue to monitor Parkway Properties, and the Borrower shall upon the request of Agent provide evidence to Agent of the payment thereof.

Section 7.16        More Restrictive Agreements.

        Should the Borrower or any Obligor, while this Agreement is in effect or any Note remains unpaid or any Letter of Credit remains outstanding, enter into, refinance or modify any agreements pertaining to any existing or future Indebtedness or Equity Issuance which agreements or documents include covenants (whether affirmative or negative), warranties, representations, or defaults or events of default (or any other provision which may have the practical effect of any of the foregoing, including, without limitation, any "put" or mandatory prepayment of such debt) other than those set forth herein or in any of the other Loan Documents, the Borrower shall promptly so notify the Agent and, if requested by the Agent or the Requisite Lenders, the Borrower, the Obligors, as applicable, the Agent and the Requisite Lenders shall (and Borrower shall cause the Obligors to, as applicable) promptly amend this Agreement and the other Loan Documents to incorporate some or all of such provisions as determined by the Requisite Lenders in their sole discretion; provided, however, that any such amendment shall provide that, upon cancellation or termination of the loan agreement, credit agreement, or other instrument pertaining to such other Indebtedness or Equity Issuance (other than by reason of an event of default thereunder), so long as no Default or Event of Default is in existence, such amendment also shall terminate and the provisions of this Agreement affected by such amendment shall revert to the terms thereof as in effect prior to giving effect to such amendment.

Section 7.17        Exchange Listing.

        The Borrower shall cause Parkway Properties to maintain at least one class of common shares of Parkway Properties having trading privileges on and to be traded on the New York Stock Exchange or the American Stock Exchange.

ARTICLE VIII. Information

        For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the Borrower shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:

Section 8.1            Quarterly Financial Statements.

        (a)      As soon as available and in any event within forty-five (45) days after the close of each of the first, second and third fiscal quarters of Borrower, the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders' equity and cash flows of Borrower and its Subsidiaries for such period and an unaudited statement of Funds from Operations, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial or chief accounting officer of the General Partner, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).  Together with such financial statements, the Borrower shall deliver reports, in form and detail satisfactory to the Agent, setting forth (i) all capital expenditures made during the fiscal quarter then ended; (ii) a description of all Properties acquired during such fiscal quarter, including the Net Operating Income of each such Property, acquisition costs and related mortgage debt; (iii) a description of all Properties sold during the fiscal quarter then ended, including the Net Operating Income from such Properties and the sales price; and (iv) a schedule of the Net Operating Income contribution by each Property and by each market, including a summary of the economic occupancy, rent potential, and income and expense for such Properties for the preceding fiscal quarter.

        (b)      As soon as available and in any event within forty-five (45) days after the close of each of the first, second and third fiscal quarters of Parkway Properties, the unaudited consolidated balance sheet of Parkway Properties and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders' equity and cash flows of Parkway Properties and its Subsidiaries for such period and an unaudited statement of Funds from Operations, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial or chief accounting officer of Parkway Properties, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of Parkway Properties and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2            Year-End Statements.

        (a)      As soon as available and in any event within ninety (90) days after the end of each respective fiscal year of Borrower and its Subsidiaries, the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year and the related unaudited consolidated statements of income, shareholders' equity and cash flows of Borrower and its Subsidiaries for such fiscal year and an unaudited statement of Funds from Operations, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by the chief financial officer of the General Partner, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of Borrower and its Subsidiaries as at the date thereof and the results of operations for such period. In addition, Borrower shall deliver the reports described in Section 8.1(a)(i)-(iv) with such year-end statements.

        (b)     As soon as available and in any event within ninety (90) days after the end of each respective fiscal year of Parkway Properties and its Subsidiaries, the audited consolidated balance sheet of Parkway Properties and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders' equity and cash flows of Parkway Properties and its Subsidiaries for such fiscal year and an unaudited statement of Funds from Operations, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer of Parkway Properties, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of Parkway Properties and its Subsidiaries as at the date thereof and the results of operations for such period and (b) independent certified public accountants of recognized national standing acceptable to the Agent, whose certificate shall be unqualified and in scope and substance satisfactory to the Agent and who shall have authorized Parkway Properties to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement.  Together with such financial statements, Parkway Properties shall deliver a written statement from such accountants to the effect that they have read a copy of this Agreement and the Guaranty, and that in making the examination necessary to such certification, they have obtained no knowledge of any Default of Event of Default, or if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to Agent or the Lenders should they fail to obtain knowledge of any Default or Event of Default.

Section 8.3            Compliance Certificate.

        At the time financial statements are required to be furnished pursuant to Sections 8.1 and 8.2, and within ten (10) Business Days of the Agent's request with respect to any other fiscal period, a certificate substantially in the form of Exhibit N (a "Compliance Certificate") executed by the chief financial or chief accounting officer of the General Partner: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrower is in compliance with the covenants contained in Sections 7.12, 9.1 through 9.3 and 9.5; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure.  With each Compliance Certificate, Borrower shall also deliver a certificate (an "Unencumbered Asset Certificate") executed by the chief financial or chief accounting officer of the General Partner that:  (i) sets forth a list of all Unencumbered Assets; and (ii) certifies that (A) all Unencumbered Assets so listed fully qualify as such under the applicable criteria for inclusion in the Pool, and (B) all acquisitions, dispositions or other removals of Unencumbered Assets completed during such quarterly accounting period, fiscal year, or other fiscal period were permitted under this Agreement, and (C) the acquisition cost of any Unencumbered Assets acquired during such period and any other information that Agent may require to determine the Value of such Unencumbered Asset, and the Value of any Unencumbered Assets removed from the Pool during such period.  In addition, with each such Compliance Certificate, Borrower shall deliver the following information:  (w) a copy of the detailed description of the Indebtedness of the Borrower, the other Obligors and their respective Subsidiaries included in the most recently published 10Q, 10K and a Quarterly Supplemental Package (substantially in the form provided to Agent prior to the date hereof); (x) a schedule of all Interest Rate Protection Agreements to which Borrower, Parkway Properties or any of their respective Subsidiaries are a party, showing for each such agreement, the total dollar amount, the type of agreement (i.e. cap, collar, swap, etc.) and the term thereof and (z) a copy of all management reports, if any, submitted to the Borrower or Parkway Properties or its management by its independent public accountants.

Section 8.4            Other Information.

        (a)      Securities Filings.  Within five (5) Business Days of the filing thereof, written notice and a listing of all registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, any other Obligor or any of their respective Subsidiaries shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

        (b)     Shareholder Information.  Promptly upon the mailing thereof to the shareholders or partners of Borrower, any other Obligor or any of their respective Subsidiaries generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any other Obligor or any of their respective Subsidiaries;

        (c)      ERISA.  If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of the General Partner setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

        (d)    Litigation.  To the extent Borrower, any other Obligor or any of their respective Subsidiaries is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective properties, assets or businesses which involve claims individually or in the aggregate in excess of $5,000,000, and prompt notice of the receipt of notice that any United States income tax returns of Borrower, any other Obligor, or any of their respective Subsidiaries are being audited;

        (e)      Modification of Governing Documents.  A copy of any amendment to a Governing Document of Borrower or any other Obligor promptly upon, and in any event within fifteen (15) Business Days of, the effectiveness thereof;

        (f)       Change of Management or Financial Condition.  Prompt notice of any change in the senior management of Borrower, any other Obligor or any of their respective Subsidiaries, any change in the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower, any other Obligor, or any of their respective Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect, or any other event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect;

        (g)      Default.  Notice of the occurrence of any of the following promptly upon a Responsible Officer obtaining knowledge thereof: (i)  any Default or Event of Default (which notice shall state that it is a "notice of default" for the purposes of Section 11.3 below) or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by Borrower, any other Obligor, or any of their respective Subsidiaries under any Indebtedness individually or in the aggregate in excess of $5,000,000, or under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

        (h)      Judgments.  Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against Borrower, any other Obligor, or any of their respective Subsidiaries or any of their respective properties or assets;

        (i)        Notice of Violations of Law.  Prompt notice if Borrower, any other Obligor, or any of their respective Subsidiaries shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which could reasonably be expected to have a Material Adverse Effect;

        (j)       Material Assets Sales.  Prompt notice of the sale, transfer or other disposition of any material assets of Borrower, any other Obligor, or any of their respective Subsidiaries to any Person other than Borrower, any other Obligor, or any of their respective Subsidiaries;

        (k)     Material Contracts.  Promptly upon (i) entering into any Material Contract after the Agreement Date, a copy to the Agent of such Material Contract, together with a copy of all related or ancillary documentation and (ii) the giving or receipt thereof by Borrower, any other Obligor, or any of their respective Subsidiaries notice alleging that any party to any Material Contract is in default of its obligations thereunder;

        (l)       Material Subsidiary.  Prompt notice of any Person becoming a Material Subsidiary;

        (m)     Rating Notices.  Not later than two (2) Business Days after Borrower receives notice of the same from any Rating Agency or otherwise learns of the same, notice of the issuance of any change or withdrawal in the Credit Rating by any Rating Agency in respect of Parkway Properties, together with the details thereof, and of any announcement by such Rating Agency that any such Credit Rating is "under review" or that any such Credit Rating has been placed on a watch list or that any similar action has been taking by such Rating Agency; and

        (n)      Other Information.  From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any or other Obligor or any of their respective Subsidiaries as the Agent or any Lender may reasonably request.

ARTICLE IX. Negative Covenants

        For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the Borrower shall comply with the following covenants:

Section 9.1            Financial Covenants.

        The Borrower shall not permit, on a consolidated basis in accordance with GAAP:

        (a)      the Secured Debt to Total Asset Value Ratio to exceed forty percent (40%) at any time; provided however that the Secured Debt to Total Asset Value Ratio may be no greater than forty-five percent (45%) for a single period of one hundred twenty (120) days during any twelve (12) month period, so long as the increase in such ratio is solely attributable to the acquisition of a specific Property by Borrower;

        (b)     the Secured Recourse Debt to Total Asset Value Ratio to exceed ten percent (10%) at any time; provided however no Secured Recourse Debt shall have a maturity date (including options to extend) more than one year after such Indebtedness was incurred;

        (c)     the Interest Coverage Ratio to be less than 2.25:1.0 at any time;

        (d)     the Fixed Charge Coverage Ratio to be less than 1.40:1.00 at any time;

        (e)     the Tangible Net Worth of Borrower at any time to be less than the sum of (i) Three Hundred Sixty Million Seven Hundred Thousand Dollars ($360,700,000), plus (ii) eighty-five percent (85%) of the net proceeds (gross proceeds less reasonable and customary costs of sale and issuance paid to Persons not Affiliates of any Obligor) received by the Borrower or Parkway Properties at any time from an Equity Issuance on or after the Agreement Date;

        (f)      the Debt to Total Asset Value Ratio to exceed fifty-five percent (55%) at any time; and

        (g)     the Unencumbered Implied Debt Service Coverage Ratio to be less than 1.75:1.00 at any time.

Section 9.2            Indebtedness.

        The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, create, incur, assume, or permit or suffer to exist, or assume or guarantee, directly or indirectly, contingently or otherwise, or become or remain liable with respect to any Indebtedness, except (i) such Indebtedness as will not cause a violation of the covenants set forth in Section 9.1 of this Agreement, and (ii)

 liabilities customarily excepted from such nonrecourse mortgage financing, such as fraud, criminal activity and misapplication of funds.

Section 9.3            Certain Permitted Investments of Borrower.

        The Borrower shall not and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to make any loan, advance, extension of credit or capital contribution to, or make or have any investment in, any Person, or make any commitment to make any such extension of credit or investment, except:

        (a)      travel advances in the ordinary course of business to officers, employees and agents;

        (b)     readily marketable securities issued or fully guaranteed by the United States of America (or investments or money market accounts consisting of the same);

        (c)      commercial paper rated "Prime 1" by Moody's Investors Service, Inc. or A-1 by Standard and Poor's Corporation (or investments or money market accounts consisting of the same);

        (d)     certificates of deposit or repurchase certificates issued by financial institutions acceptable to the Agent (or investments or money market accounts consisting of the same), all of the foregoing (b), (c) and (d) not having a maturity of more than one (1) year from the date of issuance thereof;

        (e)      investments in Subsidiaries through which the Borrower invests in real estate assets permitted by this Agreement so long as, if such Subsidiary is (or after giving effect to such Investment would become) a Material Subsidiary, the terms and conditions set forth in Section 7.12 are satisfied;

        (f)       investments in Unconsolidated Affiliates that are engaged primarily in the business of investment in and operation of office buildings (valued at an amount equal to the Value of each Unconsolidated Affiliate's operating real estate assets multiplied by the Equity Percentage for that Unconsolidated Affiliate), so long as the aggregate amount of such investments described in this clause (f) does not exceed twenty-five percent (25%) of the Total Asset Value after giving effect to such investments;

        (g)      loans, advances, and extensions of credit to, and accounts receivable evidencing borrowed money indebtedness from, Persons who are not Affiliates of any Obligor so long as (i) the aggregate amount does not exceed ten percent (10%) of Total Asset Value, after giving effect to such investments, and (ii) the aggregate amount outstanding owed by one Person (and its Affiliates) at any one time does not exceed five percent (5%) of the Total Asset Value after giving effect to such investments;

        (h)      undeveloped land and land under development, so long as the aggregate Historical Value of such undeveloped land and the total actual and budgeted cost of construction or development of the land under development, in the aggregate, does not exceed seven and one-half percent (7-1/2%) of Total Asset Value, after giving effect to such investments;

        (i)       investments in readily marketable securities (valued at the lower of cost or then market price) of another Person, not an Affiliate of any Obligor, traded on a national trading exchange, that is a real estate investment trust under Section 856(c)(1) of the Code, or that is a real estate operating company, so long as the aggregate amount of such investments does not exceed ten percent (10%) of Total Asset Value, after giving effect to such investments; and

        (j)       investments in office buildings.

        The Borrower shall not mortgage, pledge, hypothecate or encumber in any manner the loans, advances or extensions of credit made pursuant to Section 9.3(g) or the securities held pursuant to Section 9.3(i).  In addition to the limitations set forth above, in no event shall the aggregate value of all of the investments permitted under Sections 9.3(f), (g), (h) and (i) exceed thirty percent (30%) of the Total Asset Value after giving effect to such investments.  The calculations in this Section will be made without duplication if a loan or investment is within more than one category described in this Section.

Section 9.4            Liens; Negative Pledges; Other Matters.

        (a)      The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

        (b)     The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in any agreement (i) evidencing Indebtedness which Borrower or such Subsidiary or Obligor may create, incur, assume, or permit or suffer to exist under Section 9.2; (ii) which Indebtedness is secured by a Lien permitted to exist pursuant to this Agreement, and (iii) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into.

        (c)     The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on (i) the ability of Borrower, any other Obligor or any Subsidiary of Borrower or any other Obligor to:  (A) pay dividends or make any other distribution on any of such Person's capital stock or other equity interests owned by the Borrower, any other Obligor, or any of their respective Subsidiaries, (B) pay any Indebtedness owed to Borrower, any other Obligor, or any of their respective Subsidiaries, (C) make loans or advances to Borrower, any other Obligor, or any of their respective Subsidiaries, or (D) transfer any of its property or assets to Borrower, any Obligor, or any of their respective Subsidiaries, or (ii) the ability of Borrower or any other Obligor to pledge the Unencumbered Assets as security for the Obligations.

Section 9.5            Restricted Payments; Stock Repurchases.

        (a)      Borrower will not make any Restricted Payment to Parkway Properties and Parkway Properties will not make any Restricted Payments during any calendar quarter which, when added to all Restricted Payments made during the three (3) immediately preceding calendar quarters, exceeds ninety percent (90%) of the Funds From Operations during the immediately preceding four (4) calendar quarters; provided that the foregoing shall not prohibit Parkway Properties from (x) making the minimum amount of Restricted Payments required to be made in order for Parkway Properties, Inc. to comply with the provisions of Section 7.13, or (y) issuing stock in Parkway Properties to a transferor (not an Affiliate of any Obligor) of Property to the Borrower as a result of said transferor's election to convert partnership interest in the Borrower to stock in Parkway Properties pursuant to agreements with said transferor allowing said conversion as a portion of the consideration for the transfer.  If a Default or Event of Default specified in Section 10.1(a), Section 10.1(f) or Section 10.1(g) shall have occurred and be continuing or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 10.2(a), then neither the Borrower nor Parkway Properties shall make any Restricted Payments to any Person whatsoever.

        (b)     Neither the Borrower nor Parkway Properties shall at any time buy back, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock if such action would cause the Borrower to not be in compliance with this Agreement, or if the aggregate market value of such stock when acquired would exceed, during any calendar year, twenty percent (20%) of Borrower's Tangible Net Worth.

Section 9.6            Merger, Consolidation, Sales of Assets and Other Arrangements.

        The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to: (i) enter into any transaction of merger, consolidation, reorganization or other business combination; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired, or discontinue or eliminate any business line or segment (any such event described in clause (iii), a "Sale"); provided, however, that:

        (a)      Any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary of Borrower that is not also an Obligor, so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

        (b)     a Person may merge with and into Borrower, so long as (i) such Person was organized under the laws of the United States of America or one of its states, (ii) Borrower is the survivor of such merger, (iii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; (iv) the value of the assets of the other party to such merger or consolidation is less than fifteen percent (15%) of the value of the assets of Borrower on a consolidated basis (in accordance with GAAP) after such merger or consolidation; and (v) the Borrower shall have given the Agent and the Lenders at least ten (10) Business Days' prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary of Borrower with and into Borrower); and

 (vi) such merger is completed as a result of negotiations with the approval of the board of directors or similar body of such Person and is not a so called "hostile takeover".

        (c)      the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit:

                    (i)        the sale of Properties whether to an Affiliate or a third party, during any period of twelve (12) calendar months, pursuant to reasonable terms which are no less favorable to the owner of such Property than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate, if such sale is to an Affiliate, for fair market value (as determined in good faith by the board of directors of the General Partner or an executive committee thereof), for an aggregate amount, which when combined with all other such sales pursuant to this clause (c) and after deducting the amount paid for any Properties acquired during such period, does not exceed fifteen percent (15%) of Total Asset Value as of the end of the fiscal quarter that immediately precedes the commencement of such twelve (12) calendar month period; or

                    (ii)      an acquisition in which the Borrower acquires all or substantially all of the assets of another Person and the value of the assets acquired is less than fifteen percent (15%) of the Total Asset Value of the assets of Borrower on a consolidated basis (in accordance with GAAP) after such acquisition.

Section 9.7            Fiscal Year.

        Neither the Borrower nor Parkway Properties shall change its fiscal year from that in effect as of the Agreement Date.

Section 9.8            Modifications to Material Contracts.

        The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 9.9            Transactions with Affiliates.

        The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (i) management agreements with Parkway Realty Services LLC, so long as Parkway Realty Services LLC is a wholly owned Subsidiary of Borrower, and (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate.

Section 9.10        ERISA Exemptions.

        The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, permit any of its respective assets to become or be deemed to be "plan assets" within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 9.11        Restriction on Prepayment of Indebtedness.

        Without the prior written consent of the Agent, neither Borrower, any other Obligor, nor any Subsidiary of Borrower or any other Obligor shall prepay, redeem or purchase the principal amount, in whole or in part, of any Indebtedness other than the Obligations after the occurrence of any Event of Default; provided, however, that this Section 9.11 shall not prohibit the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of this Agreement.

Section 9.12        Modifications to Governing Documents.

        The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to enter into any amendment or modification of any Governing Document of Borrower, such Subsidiary, or such Obligor which would have a Material Adverse Effect.

ARTICLE X. Default

Section 10.1        Events of Default.

        Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

        (a)      Default in Payment of Principal.  The Borrower shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation.

        (b)     Default in Payment of Interest and Other Obligations.  The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Obligor shall fail to pay when due any payment Obligation owing by such other Obligor under any Loan Document to which it is a party, and such failure shall continue for a period of five (5) Business Days from the date such payment was due.

        (c)      Default in Performance.  (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Sections 7.7, 7.12, 7.13, 8.3 or 8.4(g) or in Article IX, or (ii) the Borrower or any other Obligor shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure under this Section 10.1(c)(ii) shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of Borrower or such Obligor obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.

        (d)     Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of Borrower or any other Obligor under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of Borrower or any other Obligor to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

        (e)      Indebtedness Cross-Default.

                    (i)        A Borrower, any other Obligor, or any of their respective Subsidiaries shall fail to pay when due and payable, the principal of, or interest on, any Indebtedness (other than the Obligations) having an aggregate outstanding principal amount greater than or equal to  $5,000,000; or

                    (ii)      (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

                    (iii)     Any other event shall have occurred and be continuing which with or without the passage of time, the giving of notice, or both, would permit any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity.

        (f)       Voluntary Bankruptcy Proceeding.  Borrower, any other Obligor, or any of their respective Subsidiaries shall:  (i) commence a voluntary case under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

        (g)       Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against Borrower, any other Obligor or any of their respective Subsidiaries in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such

 Person, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against such Person (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

        (h)      Litigation; Enforceability.  Borrower or any other Obligor shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

        (i)        Judgment.  A judgment or order for the payment of money or for an injunction shall be entered against Borrower, any other Obligor, or any of their respective Subsidiaries by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings, and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) and is not subject to indemnification or reimbursement on reasonable terms and conditions by Persons reasonably likely to honor such indemnification or reimbursement obligations as determined by the Required Lenders, exceeds, individually or together with all other such outstanding judgments or orders entered against Borrower, such other Obligor or such Subsidiary $5,000,000, or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

        (j)       Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of Borrower, any other Obligor, or any of their respective Subsidiaries which exceeds, individually or together with all other such warrants, writs, executions and processes for Borrower, such Obligor or such Subsidiary, $5,000,000, and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Obligor.

        (k)     ERISA.  Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of

 Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $5,000,000.

        (l)        Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

        (m)    Change of Control.  A Change of Control shall occur.

        (n)      Federal Tax Lien.  A federal tax lien shall be filed against the Borrower, any Obligor, or any of their respective Subsidiaries under Section 6323 of the Internal Revenue Code or a lien of the PBGC shall be filed against Borrower, any other Obligor, or any of their respective Subsidiaries under Section 4068 of ERISA and in either case such lien shall remain undischarged (or otherwise unsatisfied) for a period of twenty-five (25) days after the date of filing.

Section 10.2        Remedies Upon Event of Default.

        Upon the occurrence of an Event of Default the following provisions shall apply:

        (a)      Acceleration; Termination of Facilities.

                    (i)        Automatic.  Upon the occurrence of an Event of Default specified in Sections 10.1(f) or 10.1(g), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default, and (iii) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders, the Swingline Lender, the Issuing Lender and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower, and (B) all of the Commitments, the obligation of the Lenders to make Revolving Loans, the Swingline Commitment, the obligation of the Swingline Lender to make Swingline Loans, and the obligation of the Issuing Lender to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

                    (ii)      Optional.  If any other Event of Default shall have occurred and be continuing, the Agent shall, at the direction of the Requisite Lenders:  (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such other Event of Default, and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, and (B) terminate the Commitments and the obligation of the Lenders to make Loans hereunder and the obligation of the Issuing Lender to issue Letters of Credit hereunder.  Further, if the Agent has exercised any of the rights provided under the preceding sentence, the Swingline Lender shall:  (x) declare the principal of, and accrued interest on, the Swingline Loans and the Swingline Note at the time outstanding, and all of the other Obligations owing to the Swingline Lender, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (y) terminate the Swingline Commitment and the obligation of the Swingline Lender to make Swingline Loans.

        (b)     Loan Documents.  The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

        (c)      Applicable Law.  The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

        (d)     Appointment of Receiver.  To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower, the other Obligors and their respective Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower, the other Obligors and their respective Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 10.3        Allocation of Proceeds.

        If an Event of Default shall have occurred and be continuing and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

        (a)      amounts due to the Agent and the Lenders in respect of fees and expenses due under Sections 3.6 and 12.2;

        (b)     payments of interest on Swingline Loans;

        (c)      payments of interest on all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders (first to Base Rate Loans and then to LIBOR Loans);

        (d)     payments of principal of Swingline Loans;

        (e)      payments of principal of all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders (first to Base Rate Loans and then to LIBOR Loans);

        (f)       amounts to be deposited into the Collateral Account in respect of Letters of Credit (to be applied as provided in Section 10.3);

        (g)      amounts due the Agent and the Lenders pursuant to Sections 11.7 and 12.9;

        (h)      payments of all other amounts due and owing by the Borrower under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders and Agent; and

        (i)        any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.4        Collateral Account.

        (a)      As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below).  The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section and in Section 2.13.

        (b)     Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion.  All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent.  The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

        (c)      If an Event of Default shall have occurred and be continuing, the Requisite Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and credit the proceeds thereof to the Collateral Account and apply or cause to be applied such proceeds and any other balances in the Collateral Account for the ratable benefit of the Lenders to the payment of any of the Letter of Credit Liabilities due and payable.

        (d)     If (i) no Default or Event of Default has occurred and is continuing and (ii) all of the Letter of Credit Liabilities have been paid in full, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of Letter of Credit Liabilities at such time.

        (e)      The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent's administration of the Collateral Account and investments and reinvestments of funds therein.

Section 10.5        Performance by Agent.

        If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the

 Borrower after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post‑Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.6        Rights Cumulative.

        The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XI. THE AGENT

Section 11.1        Authorization and Action.

        Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender's behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein (including the use of the term "Agent") shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein.  At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents.  The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Obligor or any other Affiliate of the Borrower or any Obligor, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations;

 provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy.

Section 11.2        Agent's Reliance, Etc.

        Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 11.3        Notice of Defaults.

        The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a "notice of default."  If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a "notice of default."  Further, if the Agent receives such a "notice of default", the Agent shall give prompt notice thereof to the Lenders.

Section 11.4        Wachovia Bank as Lender.

        Wachovia Bank, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Wachovia Bank in each case in its individual capacity.  Wachovia Bank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrower, any other Obligor or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders.  Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.

Section 11.5        Approvals of Lenders.

        All communications from the Agent to any Lender requesting such Lender's determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent's recommended course of action or determination in respect thereof.  Each Lender shall reply promptly, but in any event within ten (10) Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication.  Except as otherwise provided in this Agreement and except with respect to items requiring the unanimous consent or approval of the Lenders under Section 12.6, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6        Lender Credit Decision, Etc.

        Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Obligor, any of their respective Subsidiaries or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any such representation or warranty by the Agent to any Lender.  Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the other Obligors, and their respective Subsidiaries, or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Obligors, their respective Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Obligor, any of their respective Subsidiaries or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates.  Each Lender acknowledges that the Agent's legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 11.7        Indemnification of Agent.

        Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender's respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, "Indemnifiable Amounts"); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent's gross negligence or willful misconduct or if the Agent fails to follow the written direction of the Requisite Lenders unless such failure is pursuant to the reasonable advice of counsel of which the Lenders have received notice.  Without limiting the generality of the foregoing but subject to the preceding provision, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of the Agent's own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, administration or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any "lender liability" suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws.  Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8        Successor Agent.

        The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  The Agent may be removed as Agent under the Loan Documents as a result of its gross negligence or willful misconduct by the Requisite Lenders (other than the Lender then acting as the Agent).  Any such removal or resignation shall also constitute Agent's resignation as Swingline Lender and may, at such Agent's option, also constitute its resignation as Issuing Lender.  Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as Agent, in the case of the removal of the Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent and Swingline Lender, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000, which appointment shall, provided no Default or Event of Default shall have occurred and be continuing, be subject to the Borrower's approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its affiliates as a successor Agent and Swingline Lender).  If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Agent's giving of notice of resignation or the Lenders' removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000.  Upon the acceptance of any appointment as Agent or Swingline Lender hereunder by a successor Agent, such successor Agent and Swingline Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents as Agent and Swingline Lender.  After any Agent's resignation or removal hereunder as Agent, the provisions of this Article XI and all provisions of this Agreement relating to Swingline Loans shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Swingline Lender under the Loan Documents.

Section 11.9        Titled Agents.

        Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligations hereunder, including, without limitation, for servicing enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles of "Lead Arranger", "Co-Documentation Agent" and "Syndication Agent" are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XII. MISCELLANEOUS

Section 12.1        Notices.

        Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered by hand or by nationally-recognized overnight courier as follows:

        If to the Borrower:

                Parkway Properties LP
                188 East Capitol Street
                Suite 1000
                Jackson, Mississippi 39201
                Attention:  Marshall A. Loeb
                Telecopy Number:  (601) 949-4077
                Telephone Number:  (601) 948-4091

If to the Agent:

                Wachovia Bank, National Association
                191 Peachtree Street, N.E.
                Atlanta, Georgia   30303
                Attention:  Cathy Casey
                Telecopy Number:        (404) 332-4066
                Telephone Number:      (404) 332-5649

        If to a Lender:

                To such Lender's address or telecopy number, as applicable, set forth on its signature page hereto or in the applicable Assignment and Acceptance Agreement.

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section.  All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered.  Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II shall be effective only when actually received.  Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section 12.2        Expenses.

        The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution, administration and interpretation of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent (such expenses to include ongoing charges for Intralinks or any similar system), (b) to pay or reimburse Wachovia Bank and Lead Arranger for their reasonable out-of-pocket costs and expenses incurred in connection with the initial syndication of the Loans by Wachovia Bank and Lead Arranger, (c) to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (d) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, and (e) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 10.1(f) or 10.1(g), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 12.3        Setoff.

        Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2, and although such obligations shall be contingent or unmatured.  Promptly following any such set-off the Agent shall notify the Borrower thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off.

Section 12.4        Litigation; Jurisdiction; Other Matters; Waivers.

        (a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE.

        (b)          THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA, ATLANTA DIVISION OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN ATLANTA, GEORGIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

        (c)          THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5        Successors and Assigns.

        (a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

        (b)          Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

        (c)           Any Lender may at any time grant to one or more banks or other financial institutions (each a "Participant") participating interests in its Commitment or the Obligations owing to such Lender; provided, however, (i) any such participating interest must be for a constant and not a varying percentage interest, (ii) no Lender may grant a participating interest in its Commitment, or if the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in an amount less than $5,000,000 and (iii) after giving effect to any such participation by a Lender, the amount of its Commitment, or if the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in which it has not granted any participating interests must be equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof.  Except as otherwise provided in Section 12.3, no Participant shall have any rights or benefits under this Agreement or any other Loan Document.  In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender's Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under Section 7.12(c) ).  An assignment or other transfer which is not permitted by Section 12.5(d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c).  The selling Lender shall notify the Agent and the Borrower of the sale of any participation hereunder and, if requested by the Agent, certify to the Agent that such participation is permitted hereunder.

        (d)           Any Lender may with the prior written consent of the Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower (which consent, in each case, shall not be unreasonably withheld or delayed), assign to one or more Eligible Assignees (each an "Assignee") all or a portion of its Commitment and its other rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required in the case of any assignment to (x) another Lender, any affiliate of such Lender or of another Lender, and no such consent by the Agent shall be required in the case of any assignment by a Lender to any affiliate of such Lender; (ii) any partial assignment shall be in an amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof and after giving effect to such partial assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof (provided, however, the conditions set forth in this subsection (ii) shall not apply to any full assignment by any Lender of its Commitment); and (iii) each such assignment shall be effected by means of an Assignment and Acceptance Agreement.  In connection with such assignment, the assignor may assign all or any portion of its Competitive Advance Note and the Competitive Advances at the time owing to it, which, if so assigned, shall be assigned in such proportion as the assignor and assignee agree, but in no event shall the assignee acquire an interest in the Competitive Advances of the assignor of less than $10,000,000; provided, however, that in the event such assignor assigns all of its Commitment, such assignor shall assign all of its Competitive Advance Note and Competitive Advances, if any, in connection therewith.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (d), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate.  In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.  Notwithstanding anything herein to the contrary, provided no Default or Event of Default has occurred and is continuing, in the event that any Lender acting as Agent shall at any time assign all or a portion of its Commitment and as a result thereof such Lender holds a Commitment less than the lesser of (i) the Commitment of such Lender as of the Agreement Date (or the date such Lender first became a party to this Agreement) and (ii) the Commitment of the Lender holding the second largest Commitment as of the Agreement Date, then such Lender shall promptly provide written notice thereof to the Lenders and the Requisite Lenders (excluding the Lender acting as Agent) shall have the right, to be exercised within fifteen (15) days of delivery of such notice by such Lender acting as Agent, to elect to remove such Lender as Agent and replace such Lender as Agent, subject to the terms of §11.8; provided,  however, the Lender then acting as Agent shall not be subject to the restriction contained in the foregoing clause if the Lender holding the second largest Commitment as of the Agreement Date increases its Commitment as a result of the Borrower's election to increase the aggregate commitments in accordance with Section 2.15 of this Agreement or as a result of a merger or other combination with another Lender.

        (e)           The Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the "Register").  The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section.  The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent.  Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in Section 12.5(d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

        (f)            In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein.  No such assignment shall release the assigning Lender from its obligations hereunder.

        (g)           A Lender may furnish any information concerning the Borrower, any other Obligor or any of their respective Subsidiaries or Affiliates in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 12.8.

        (h)           Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any other Obligor or any of their respective Affiliates or Subsidiaries.

        (i)             Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.6        Amendments.

        Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Obligor or any of their respective Subsidiaries of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower).  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Agent at the written direction of the Lenders), do any of the following: (i) increase the Commitments of the Lenders (except as contemplated by Section 2.15) or subject the Lenders to any additional obligations; (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or Fees or other Obligations; (iii) reduce the amount of any Fees payable hereunder; (iv) postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations, or extend the expiration date of any Letter of Credit beyond the Termination Date; (v) change the Commitment Percentages (except as a result of any increase in the aggregate amount of the Commitments contemplated by Section 2.15, 3.11(b) or 4.5) or amend or otherwise modify the provisions of Section 3.2; (vi)  modify the definition of the term "Requisite Lenders", modify in any other manner the number or percentage of the Lenders (including all of the Lenders) required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section if such modification would have such effect; or (vii) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted under Section 7.12(c)).  Further, no amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.  Any amendment, waiver or consent relating to Section 2.2 or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender.  Any amendment, waiver or consent relating to Section 2.4 or the obligations or rights of the Issuing Lender under this Agreement or any other Loan Documents shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Lender.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 12.7        Nonliability of Agent and Lenders.

        The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender.  Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any other Obligor or any of their respective Subsidiaries.  Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

Section 12.8        Confidentiality.

        Except as otherwise provided by Applicable Law, the Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Agent's or such Lender's independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower, any other Obligor, or any of their respective Subsidiaries or any of their respective Affiliates.

        Notwithstanding anything herein to the contrary, Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or any Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

Section 12.9        Indemnification.

        (a)           Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, any affiliate of the Agent and each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an "Indemnified Party") from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12 or 4.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an "Indemnity Proceeding") which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent's or any Lender's entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower, the other Obligors, or their respective Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower, the other Obligors and their respective Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this clause (viii) that constitute gross negligence or willful misconduct; or

 (ix) any violation or non-compliance by the Borrower, any other Obligor, or any of their respective Subsidiaries of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower, the Obligors or their respective Subsidiaries (or their respective properties) (or the Agent and/or the Lenders as successors to the Borrower, any other Obligor or their respective Subsidiaries) to be in compliance with such Environmental Laws.

        (b)          The Borrower's indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this connection, this indemnification shall cover all reasonable costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower, any other Obligor, or any of their respective Subsidiaries, any shareholder, partner or other equity holder of the Borrower, any other Obligor or any of their respective Subsidiaries (whether such shareholder(s) or such other Persons are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of such Person), any account debtor of the Borrower, any other Obligor, or any of their respective Subsidiaries or by any Governmental Authority.

        (c)           This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against Borrower and/or an Obligor or any of their respective Subsidiaries.

        (d)          All out-of-pocket fees and expenses of, and all amounts paid to third‑persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

        (e)           An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnified Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnified Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party.

        (f)            If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

        (g)           The Borrower's obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10    Termination; Survival.

        At such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated, (c) none of the Lenders nor the Swingline Lender is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate.  The indemnities to which the Agent, the Lenders and the Swingline Lender are entitled under the provisions of Sections 3.12, 4.1, 4.4, 11.7, 12.2 and 12.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4, shall continue in full force and effect and shall protect the Agent, the Lenders and the Swingline Lender (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11    Severability of Provisions.

        Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12    GOVERNING LAW.

        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13    Counterparts.

        This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 12.14    Obligations with Respect to Obligors and Subsidiaries.

        The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Obligors and the Subsidiaries of the Borrower and the other Obligors as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Obligors or Subsidiaries.

Section 12.15    Limitation of Liability.

        Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent's or any Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.16    Entire Agreement.

        This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 12.17    Construction.

        The Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower and each Lender.

Section 12.18    Time of the Essence.

        Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower under this Agreement and the other Loan Documents.

        IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

                                                                        BORROWER:

                                                                        PARKWAY PROPERTIES LP,
                                                                        a Delaware limited partnership

By:        Parkway Properties General Partners, Inc., a Delaware corporation, General Partner

By:
Name:
Title:

By:
Name:
Title:

Address:
188 East Capitol Street, Suite 1000
Jackson, Mississippi  39201
Attention:  Chief Financial Officer

        Parkway Properties, Inc. executes this Agreement solely to acknowledge and agree to Sections 8.1(b), 8.2(b), 7.13, 7.15 and 9.5.

                                                                        PARKWAY PROPERTIES, INC., a Maryland corporation

By:
Name:
Title:

By:
Name:
Title:

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

February 6, 2004 with Parkway Properties LP]

                                                                        WACHOVIA BANK, NATIONAL

                                                                        ASSOCIATION, as Agent, as a Lender, as

                                                                        Swingline Lender and as Issuing Lender

                                                                        By:
                                                                        Name:
                                                                        Title:

                                                                        Commitment Amount:

                                                                        $23,500,000

                                                                        Lending Office (all Types of Loans):

                                                                        Wachovia Bank, National Association

                                                                        191 Peachtree Street, N.E.
                                                                        Atlanta, Georgia   30303
                                                                        Attention:  Cathy Casey
                                                                        Telecopy Number:        (404) 332-4066
                                                                        Telephone Number:      (404) 332-5649

[Signature Page to Credit Agreement dated as of

February 6, 2004 with Parkway Properties LP]

                                                                        PNC BANK, NATIONAL ASSOCIATION,

                                                                        as Syndication Agent and as a Lender

                                                                        By:
                                                                        Name:
                                                                        Title:

                                                                        Commitment Amount:

                                                                        $21,000,000

                                                                        Lending Office (all Types of Loans):

                                                                        PNC Bank, National Association
                                                                        One PNC Plaza, 19th Floor
                                                                        249 5th Avenue
                                                                        Mail Stop P1-POPP-19-2
                                                                        Pittsburgh, PA  15222
                                                                        Attention:  Wayne Robertson
                                                                        Telecopy Number:        (412) 762-6500
                                                                        Telephone Number:      (412) 762-8452

[Signature Page to Credit Agreement dated as of

February 6, 2004 with Parkway Properties LP]

                                                                                    BANK ONE, NA, as Co-Documentation Agent and

                                                                                    as a Lender

                                                                                    By:
                                                                                    Name:
                                                                                    Title:

                                                                                    Commitment Amount:

                                                                                    $18,500,000

                                                                                    Lending Office (all Types of Loans):

                                                                                    Bank One, NA
                                                                                    131 South Dearborn
                                                                                    Mail Code IL-0315
                                                                                    Chicago, Illinois  60670
                                                                                    Attention:  Mr. Dennis Redpath
                                                                                    Telecopy Number:        (312) 325-3122
                                                                                    Telephone Number:      (312) 325-3130

[Signature Page to Credit Agreement dated as of

February 6, 2004 with Parkway Properties LP]

                                                                                WELLS FARGO BANK, N.A., as Co-

                                                                                Documentation Agent and as a Lender

                                                                                By:
                                                                                Name:
                                                                                Title:

                                                                                Commitment Amount:

                                                                                $18,500,000

                                                                                Lending Office (all Types of Loans):

                                                                                Wells Fargo Bank, N.A.
                                                                                2859 Paces Ferry  Road
                                                                                Suite 1805
                                                                                Atlanta, Georgia  30339
                                                                                Attention:  Kerry Richards
                                                                                Telecopy Number:        (770) 435-2262
                                                                                Telephone Number:      (770) 319-5225

[Signature Page to Credit Agreement dated as of

February 6, 2004 with Parkway Properties LP]

                                                                    KEYBANK NATIONAL ASSOCIATION

                                                                                    By:
                                                                                    Name:
                                                                                    Title:

                                                                                    Commitment Amount:

                                                                                    $15,000,000

                                                                                    Lending Office (all Types of Loans):

                                                                                    KeyBank National Association
                                                                                    127 Public Square
                                                                                    8th Floor
                                                                                    Cleveland, OH  44114
                                                                                    Attention:  Real Estate Capital
                                                                                    Telecopy Number:        (216) 689-4997
                                                                                    Telephone Number:      (216) 689-4660

[Signature Page to Credit Agreement dated as of

February 6, 2004 with Parkway Properties LP]

                                                                                    COMPASS BANK

                                                                                    By:
                                                                                    Name:
                                                                                    Title:

                                                                                    Commitment Amount:

                                                                                    $14,000,000

                                                                                    Lending Office (all Types of Loans):

                                                                                    Compass Bank
                                                                                    15 South 20th Street, 15th Floor
                                                                                    Birmingham, Alabama  35233
                                                                                    Attention:  Ms. Johanna Duke Paley
                                                                                    Telecopy Number:        (205) 715-7994
                                                                                    Telephone Number:      (205) 297-3851

[Signature Page to Credit Agreement dated as of

February 6, 2004 with Parkway Properties LP]

                                                                                    TRUSTMARK NATIONAL BANK

                                                                                    By:
                                                                                    Name:
                                                                                    Title:__

                                                                                    Commitment Amount:

                                                                                    $13,500,000

                                                                                    Lending Office (all Types of Loans):

                                                                                    Trustmark National Bank
                                                                                    248 East Capitol
                                                                                    Jackson, MS  39201
                                                                                    Attention:  Gretchen Ware
                                                                                    Telecopy Number:        (601) 208-6823
                                                                                    Telephone Number:      (601) 208-6460

[Signature Page to Credit Agreement dated as of

February 6, 2004 with Parkway Properties LP]

                                                                            UNION PLANTERS BANK, NATIONAL

                                                                            ASSOCIATION

                                                                            By:
                                                                            Name:
                                                                            Title:

                                                                            Commitment Amount:

                                                                            $13,000,000

                                                                            Lending Office (all Types of Loans):

                                                                            Union Planters Bank, National Association
                                                                            4270 I-55 North
                                                                            Suite 201
                                                                            Jackson, MS  39211
                                                                            Attention:  Phil Posey
                                                                            Telecopy Number:        (601) 368-2388
                                                                            Telephone Number:      (601) 368-2737

[Signature Page to Credit Agreement dated as of

February 6, 2004 with Parkway Properties LP]

                                                                            US BANK, NATIONAL ASSOCIATION

                                                                            By:
                                                                            Name:
                                                                            Title:

                                                                            Commitment Amount:

                                                                            $13,000,000

                                                                            Lending Office (all Types of Loans):

                                                                            US Bank, National Association
                                                                            One Nashville Place
                                                                            150  4th Avenue North, 3rd Floor
                                                                            Nashville, TN  37219
                                                                            Attention:  Ty Gunter
                                                                            Telecopy Number:        (615) 251-9242
                                                                            Telephone Number:      (615) 251-9281

[Signature Page to Credit Agreement dated as of

February 6, 2004 with Parkway Properties LP]

                                                                            SOUTHTRUST BANK

                                                                            By:
                                                                            Name:
                                                                            Title:

                                                                            Commitment Amount:

                                                                            $10,000,000

                                                                            Lending Office (all Types of Loans):

                                                                            SouthTrust Bank

                                                                            600 West Peachtree Street, Suite 2600
                                                                            Mail Code: B-024-PT-0037

                                                                            Atlanta, GA  30308

                                                                            Attention:  Lisa S Smith
                                                                            Telecopy Number:        (404) 214-5899

                                                                            Telephone Number:      (404) 214-5905

[Signature Page to Credit Agreement dated as of

February 6, 2004 with Parkway Properties LP]

                                                                            FIRST TENNESSEE BANK

                                                                            By:
                                                                            Name:
                                                                            Title:

                                                                            Commitment Amount:

                                                                            $10,000,000

                                                                            Lending Office (all Types of Loans):

                                                                            First Tennessee Bank
                                                                            165 Madison Avenue
                                                                            Memphis, TN  38103
                                                                            Attention:  Lee Hunter
                                                                            Telecopy Number:        (901) 523-4049
                                                                            Telephone Number:      (901) 523-4032

        Section 2.13.......... Expiration or Maturity Date of Letters of Credit Past Termination Date.. 35

(continued)

(continued)

(continued)

(continued)

SCHEDULES AND EXHIBITS

SCHEDULE A            Approved Markets

SCHEDULE 1.1(b)      List of Obligors

SCHEDULE 6.1(b)      Ownership Structure

SCHEDULE 6.1(f)       Title to Properties; Liens

SCHEDULE 6.1(i)       Litigation

SCHEDULE 6.1(k)      Financial Statements

SCHEDULE 6.1(y)      List of Unencumbered Assets

SCHEDULE 6.1(ee)    Eminent Domain Proceedings

EXHIBIT A     Form of Assignment and Acceptance Agreement

EXHIBIT B      Form of Competitive Advance Note

EXHIBIT C     Form of Competitive Bid

EXHIBIT D     Form of Competitive Bid Request

EXHIBIT E      Form of Contribution Agreement

EXHIBIT F      Form of Guaranty

EXHIBIT G     Form of Joinder Agreement

EXHIBIT H     Form of Notice of Borrowing

EXHIBIT I       Intentionally Omitted

EXHIBIT J       Intentionally Omitted

EXHIBIT K     Form of Notice of Swingline Borrowing

EXHIBIT L      Form of Swingline Note

EXHIBIT M     Form of Revolving Note

EXHIBIT N     Form of Compliance Certificate